Exhibit 10.1

EXECUTION COPY

BELDEN INC.

and

BELDEN CDT (CANADA) INC.

and

MIRANDA TECHNOLOGIES INC.

SUPPORT AGREEMENT

June 4, 2012

-i-

-ii-

SUPPORT AGREEMENT

Support Agreement (the “Agreement”) dated June 4, 2012 among Belden Inc. (“Belden”), Belden CDT (Canada) Inc. (the “Acquiror”) and Miranda Technologies Inc. (“Miranda”).

In consideration of the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“2010 RSU Plan” means Miranda’s 2010 restricted share units plan.

“Acquiror Circular” means the offer and take-over bid circular of the Acquiror to be mailed to Miranda Shareholders in respect of the Offer.

“Acquisition Proposal” means: (i) any take-over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, dissolution, liquidation or winding-up in respect of Miranda or any subsidiary thereof by a Person other than Belden (or any affiliate or subsidiary of Belden or a Person acting jointly or in concert with Belden); (ii) any direct or indirect sale, lease, long-term supply agreement or other arrangement having the same economic effect as a sale, license, mortgage, hypothecation, pledge, transfer or other disposition of the assets of Miranda and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Miranda or which contribute 20% or more of the consolidated revenues or earnings of Miranda, whether in a single transaction or series of transactions to a Person other than Belden (or any affiliate or subsidiary of Belden or a Person acting jointly or in concert with Belden); (iii) any direct or indirect sale, acquisition or issuance of 20% or more of the securities of Miranda or any subsidiary thereof of any class or rights or interests therein or thereto or a single transaction or series of transactions; (iv) any similar business combination or transaction, of or involving Miranda and/or any subsidiary thereof, other than with Belden (or any affiliate or subsidiary of Belden or a Person acting jointly or in concert with Belden); or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Belden (or any affiliate or subsidiary of Belden or a Person acting jointly or in concert with Belden).

“affiliate” has the meaning that would be given to such term in the Securities Act, if the word “company” were changed to “Person” (as defined herein).

“Alternative Transaction” has the meaning ascribed thereto in Section 6.2.

“AMF” means the Autorité des marchés financiers (Québec).

“Antitrust Approvals” means Competition Act Approval and HSR Compliance and all other clearance or approvals required under the antitrust or competition laws of any country, as described in Schedule B annexed hereto.

“Authorization” includes any authorization, order, sanction, waiver, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation.

“Benefit Plans” means all employee benefit plans, arrangements, agreements, programs, policies and undertakings, (whether formal or informal, funded or unfunded, insured or uninsured, registered or unregistered) for the benefit of employees or former employees, directors or officers or individuals working on contract (or any spouses, dependants, survivors or beneficiaries of any such persons) of Miranda or its subsidiaries, related to retirement savings, pensions, supplemental pensions, bonuses, profit sharing, deferred compensation, incentive compensation, equity or unit based compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment benefits, employee loan, vacation pay, fringe benefits, termination pay or any other benefit plans, which are sponsored, maintained or contributed to by, or to which there is or may be an obligation to contribute by, or in respect of which there is any liability or potential liability of, Miranda or its subsidiaries, and including the Miranda Plans.

“Books and Records” means books and records of Miranda, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data, information and databases stored on computer-related or other electronic media

“Business Day” means any day on which commercial banks are generally open for business in Montreal other than a Saturday, a Sunday or a day observed as a holiday in Montreal, Québec under applicable Laws.

“Commissioner” means the Commissioner of Competition or her authorized delegate appointed under the Competition Act.

“Competition Act” means the Competition Act (Canada), R.S.C., c. C-34, as amended.

“Competition Act Approval” has the meaning ascribed thereto in Schedule B annexed hereto.

“Compulsory Acquisition” has the meaning ascribed thereto in Section 2.8.

“Confidentiality Agreement” means the confidentiality agreement between Belden and Miranda dated as of March 16, 2012, as amended, extended or restated from time to time.

“Consideration” has the meaning ascribed thereto in Section 4.3(a)(xxii).

“Contemplated Transactions” means the Offer, the Take-Up, any Compulsory Acquisition, any Subsequent Acquisition Transaction, any subsequent amalgamation, merger or other business combination of the Acquiror (or any of its affiliates) and Miranda, any Alternative Transaction and any other actions with respect to any other transactions contemplated by this Agreement.

“Contract” means any contract, agreement, undertaking, licence, note, bond, mortgage, indenture, loan or deed of trust.

“Data Room” means the secure website maintained by Miranda at www.datasite.merrillcorp.com as of 4:00 p.m. (Eastern time) on June 4, 2012.

“Diligence Period” has the meaning ascribed thereto in Section 4.6(e)(ii)(A).

“Effective Time” has the meaning ascribed thereto in Section 4.3(a).

“Encumbrances” means any encumbrance, lien, prior claim, license, lease, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, servitude, right of pre-emption, privilege or any option, right of pre-emption, privilege or contract to create any of the foregoing.

“Expense Reimbursement” has the meaning ascribed thereto in Section 6.5(b).

“Expiry Time” has the meaning ascribed thereto in Section 2.1(c).

“Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) any quasigovernmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing, and includes a stock exchange.

“Governmental Official” includes an employee of governments, agencies, or state-owned or state-controlled business enterprises.

“HSR Compliance” has the meaning ascribed thereto in Schedule B annexed hereto.

“IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“including” means including without limitation.

“Indemnified Person” has the meaning ascribed thereto in Section 4.9(a).

“Information” has the meaning ascribed thereto in Section 4.8(b).

“Initial Expiry Time” has the meaning ascribed thereto in Section 2.1(c).

“Intellectual Property” has the meaning ascribed thereto in Schedule C annexed hereto.

“Latest Mailing Time” has the meaning ascribed thereto in Section 2.1(a).

“Laws” means all international, national, provincial, state, municipal and local laws, statutes, regulations, rules, orders, treaties, ordinances, judgements, decrees, injunctions, writs, certificates, by-laws, notices and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity (including the AMF and the TSX) or other requirements, policies or instruments of any Governmental Entity having the force of law, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (including the AMF and the TSX) having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Lease” has the meaning ascribed thereto in Schedule C annexed hereto.

“Lock-Up Agreements” means the lock-up agreements entered into contemporaneously herewith, in the form attached as Schedule E annexed hereto, between the Acquiror, Belden and the Lock-Up Parties.

“Lock-Up Parties” means, collectively, each of the directors of Miranda and each of the senior officers of Miranda (being the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer, and Executive Vice President, Corporate Development).

“Material Adverse Effect” means, when used in connection with a Person, any change, event, occurrence, state of facts or effect that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the financial condition, properties, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of that Person and its subsidiaries taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement other than any change, event, occurrence, state of facts or effect:

(i)	resulting from, or arising in connection with, the announcement of this Agreement or the transactions contemplated hereby;

(ii)	relating to general economic, political, business or regulatory conditions or securities, financial, credit, banking, currency or capital markets generally in Canada, the United States, Europe or elsewhere;

(iii)	relating to any changes in currency exchange rates, interest rates, monetary policy or inflation;

(iv)	relating to changes generally affecting the industry in which Miranda and its subsidiaries carry on business;

(v)	relating to a change in the market trading price or trading volume of securities of that Person;

(vi)	relating solely to the failure by that Person to meet any earnings, projections, forecasts or estimates, whether internal or previously publicly announced;

(vii)	relating to any change in applicable Laws or applicable generally accepted accounting principles or as a result of any reconciliation of financial data into IFRS;

(viii)	resulting from compliance with the terms of this Agreement or resulting from actions or inactions to which the other Party has expressly consented, in writing; or

(ix)	relating to any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof);

provided that the causes underlying such change, event, occurrence, state of facts or effect referred to in clauses (v) or (vi), respectively, may be taken into account when determining whether a Material Adverse Effect has occurred and provided further, however, that such change, event, occurrence, state of facts or effect referred to in clause (ii), (iii), (iv), (vii) or (ix) above does not primarily relate to (or have the effect of primarily relating to) that Person and its subsidiaries, taken as a whole, or materially disproportionately adversely affect that Person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that Person and its subsidiaries operate.

“Material Contracts” has the meaning ascribed thereto in Schedule C annexed hereto.

“material fact” shall have the meaning given to such term under the Securities Act.

“Minimum Tender Condition” has the meaning ascribed thereto in Section 2.1(b).

“Miranda Board” means the Miranda board of directors.

“Miranda Circular” means the board of directors’ circular of Miranda in response to the Offer.

“Miranda Disclosure Letter” means the letter dated the date of this Agreement delivered by Miranda to the Acquiror, in form and substance accepted by and initialled on behalf of the Acquiror, with respect to certain matters in this Agreement.

“Miranda DSUs” means the deferred share units granted pursuant to the Miranda Long Term Incentive Plan.

“Miranda Long Term Incentive Plan” means Miranda’s Board of Directors Shares Ownership and Long Term Incentive Plan Policy adopted December 10, 2009.

“Miranda Plans” means, collectively, the Miranda Stock Option Plan, the Miranda Long Term Incentive Plan, Miranda’s 2010 RSU Plan and the SAR Plan.

“Miranda RSUs” means the restricted share units granted pursuant to Miranda’s 2010 RSU Plan.

“Miranda Shareholders” means the registered or beneficial holders of the issued and outstanding Miranda Shares.

“Miranda Shares” means the issued and outstanding common shares in the capital of Miranda.

“Miranda Stock Option Plan” means Miranda’s amended and restated stock option plan dated November 30, 2005, as amended on May 9, 2006, May 7, 2008 and February 19, 2008.

“Mortgages” means collectively, any mortgage, charge, hypothec, lien or other security agreement that creates a mortgage, hypothec or charge upon the Owned Real Property of Miranda or any of its subsidiaries in favour of a lender as security for any indebtedness of Miranda or its applicable subsidiary and all amendments thereto to the date hereof.

“Offer” has the meaning ascribed thereto 2.1.

“Offer Price” has the meaning ascribed thereto in Section 2 of Schedule A annexed hereto.

“Officer Obligations” has the meaning ascribed thereto in Section 27 of Schedule C annexed hereto.

“Options” means any outstanding options under the Miranda Stock Option Plan.

“Outside Date” means one hundred and twenty (120) days from the date of this Agreement or such later date as may be mutually agreed by the parties.

“Owned Real Property” has the meaning ascribed thereto in Schedule C annexed hereto.

“Party” means Miranda or the Acquiror, as applicable, and “Parties” means both Miranda and the Acquiror together.

“Permitted Encumbrances” has the meaning ascribed thereto in the Miranda Disclosure Letter.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.3(d).

“Publicly Disclosed by Miranda” means disclosed by Miranda in a public filing made by it with the AMF and the other securities regulators from January 1, 2011 to the date hereof and available at www.sedar.com or as set out in the Miranda Disclosure Letter.

“QBCA” means the Business Corporations Act (Québec) or its successor legislation and the regulations made thereunder.

“Related Entity” means a Person that is Controlled by or Controls Miranda or that is Controlled by the same Person that Controls Miranda. For the purposes of the definition of “Related Entity, “Control” shall have the meaning ascribed thereto in Section 1.11.

“Related Party Transactions” has the meaning ascribed thereto in Schedule C annexed hereto.

“Representatives” has the meaning ascribed thereto in Section 4.8(a).

“Right” means a right to purchase a Miranda Share, upon the terms and subject to the conditions set forth in the Shareholder Rights Plan.

“Right to Match Period” has the meaning ascribed thereto in Section 4.7(a)(iv).

“SARs” means Miranda’s stock appreciation rights granted to certain senior executives pursuant to the SAR Plan.

“SAR Plan” means Miranda’s stock appreciation rights plan;

“Securities Act” means the Securities Act (Québec), as amended.

“Securities Laws” means, collectively the Securities Act and all other applicable provincial securities laws, rules and regulations, notices and policy statements in Canada, as amended.

“Separation Time” has the meaning set out in the Shareholder Rights Plan.

“Shareholder Rights Plan” means the amended and restated shareholder rights plan, dated as of April 17, 2012, between Miranda and Computershare Investor Services Inc.

“Software” has the meaning ascribed thereto in Schedule C annexed hereto.

“Software-Related Products” has the meaning ascribed thereto in Schedule C annexed hereto.

“Special Committee” means the special committee of the Miranda Board.

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 2.8.

“subsidiary” means (i) a corporation at least 50% of the voting power of the outstanding voting shares of which is owned, directly or indirectly, by Miranda or the Acquiror, as the case may be, or by one or more other subsidiaries, or by Miranda or the Acquiror, as the case may be, and one or more other subsidiaries; or (ii) any other Person (other than a company or corporation) in which Miranda or the Acquiror, as the case may be, or one or more other subsidiaries, directly or indirectly, has at least an ownership of 50% or of which it is the principal beneficiary, and of which Miranda or the Acquiror, as the case may be, and/or one or more subsidiaries has, directly or indirectly, the power to direct the policies, management and affairs.

“Superior Proposal” means an unsolicited, bona fide, written Acquisition Proposal made after the date hereof by a third party (other than the Acquiror or any of its affiliates) to purchase or otherwise acquire, directly or indirectly, by means of a take-over bid, merger, amalgamation, plan of arrangement, business combination, consolidation, asset purchase, recapitalization, liquidation or winding-up or similar transaction, (a) 100% of the outstanding Miranda Shares (on a fully diluted basis) (other than Miranda Shares beneficially owned by the party making such Acquisition Proposal), or (b) all or substantially all of the assets of Miranda and its subsidiaries as a whole, that, in either case:

(a)	did not result from a breach of Section 4.6;

(b)	complies in all material respects with Securities Laws;

(c)	in respect of which the Miranda Board has determined in good faith (after consulting with its financial advisors and outside legal counsel), that, taking into account all of the terms and conditions of such Acquisition Proposal, such Acquisition Proposal would, if consummated in accordance with its terms (but not disregarding any risk of non-completion), result in a transaction more favourable to Miranda Shareholders from a financial point of view than the Offer (taking into consideration any adjustment to the terms and conditions of the Offer proposed by Belden and the Acquiror pursuant to Section 4.7(b));

(d)	is a transaction in which the required financing has been obtained or in respect of which written confirmation has been provided from the sources of financing to be used to complete such transaction that financing is available;

(e)	is not subject to any due diligence and/or access condition and is not subject to any financing condition;

(f)	if it relates to the acquisition of outstanding Miranda Shares, is made available to all Miranda Shareholders on the same terms and conditions; and

(g)	is reasonably capable of being completed without undue delay in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the conditions to such Acquisition Proposal) and the party making such proposal.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 4.7(a)(iii).

“Take-Up” means the Acquiror’s taking up of Miranda Shares under the Offer in accordance with applicable Laws.

“Tax” or “Taxes” means all income, capital, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes or duties, assessments, levies or governmental charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means any and all reports, returns or other information required to be provided to or filed with any applicable Governmental Entity in connection with any Taxes.

“Termination Fee” has the meaning ascribed thereto in Section 6.5.

“Third Party Consents” mean those consents, waivers, confirmations and other approvals of third parties required in connection with the transactions contemplated under this Agreement as contemplated in the Miranda Disclosure Letter.

“Third Party Beneficiaries” shall have the meaning ascribed thereto in Section 4.9(d).

“TSX” means the Toronto Stock Exchange.

“Withholding Amount” has the meaning ascribed thereto in Section 4.12(b).

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Reference to an action taken by a Person in the “ordinary course” means that the action is consistent with past practices of such Person and is taken in the ordinary course of business of such Person.

1.3 Currency

Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.4 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5 Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto or of any other event or occurrence contemplated hereby is not a Business Day, such action, event or occurrence shall be required to be taken or occur on the next succeeding Business Day.

1.6 Entire Agreement

This Agreement, the agreements and other documents herein referred to and the Confidentiality Agreement constitute the entire agreement between the parties pertaining hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto. Except as expressly represented and warranted herein, neither Party shall be considered to have given any other express or implied representations or warranties, including as a result of oral or written statements.

1.7 Schedules

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A – Offer Terms

Schedule B – Antitrust Approvals

Schedule C – Miranda Representations and Warranties

Schedule D – Belden and Acquiror Representations and Warranties

Schedule E – Form of Lock-Up Agreement

1.8 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS.

1.9 Knowledge

Each reference herein to the knowledge of Miranda means, unless otherwise specified, the actual knowledge of Strath Goodship, Mario Settino, René Vachon, Patrick St-Yves, Michel Proulx, Luc St-Georges, Kevin Joyce, and Marco Lopez, after due inquiry.

1.10 Subsidiaries

Each reference herein to Miranda and the Acquiror shall include, unless the context otherwise requires, all of their respective subsidiaries.

1.11 Control

Strictly for purposes of the definition of “Related Entity” hereinabove, a Person (First Person) is considered to “Control” another Person (Second Person) if the First Person, directly or indirectly, has the power to direct the management and policies of the Second Person by virtue of, (i) ownership of or direction over voting securities in the Second Person, (ii) a written agreement or indenture, (iii) being the general partner or controlling the general partner of the Second Person, or (iv) being a trustee of the Second Person.

ARTICLE 2

THE OFFER

2.1 The Offer

(a)	Belden shall promptly publicly announce its intention to cause the Acquiror to make an offer (the “Offer”), and the Acquiror shall commence the Offer, subject to Section 2.3(e), pursuant to which the Acquiror shall make, or cause a direct or indirect wholly-owned subsidiary of the Acquiror to make, the Offer for all of the Miranda Shares, including Miranda Shares issuable (and that, prior to the Expiry Time are actually issued or conditionally issued pursuant to Sections 4.12 and 4.14) upon the exercise of Options, by mailing the Offer to registered Miranda Shareholders not later than 11:59 p.m. (Eastern time) on the tenth Business Day following the date hereof (the “Latest Mailing Time”), subject to the timely receipt of all required information from Miranda and provided that if the mailing of the Offer is delayed by reason of: (a) any circumstance contemplated in Section 2.1(e)(x), then, provided that such injunction, order or other action is being contested or appealed by Belden or the Acquiror, the Latest Mailing Time shall be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the date on which such injunction, order or other action ceases to be in effect; (b) the Acquiror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Acquiror to mail the Offer, then, provided that such regulatory waiver, consent or approval is being actively sought, the Latest Mailing Time shall be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the date on which such waiver, consent or approval is obtained; (c) Miranda not having provided to the Acquiror the Miranda Circular in accordance with Section 2.1(e)(vi) as well as any information pertaining to Miranda that is necessary for the completion of the Acquiror Circular by the Acquiror, or not having provided the lists and other information and assistance referred to in Section 2.4, or not having provided the Acquiror with such other assistance in the preparation of the Acquiror Circular as may be reasonably requested by the Acquiror in order that the Acquiror Circular comply in all material respects with applicable Securities Laws, then the Latest Mailing Time shall be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the date on which Miranda supplies such necessary information or other assistance; (d) an Acquisition Proposal having been publicly announced, the Latest Mailing Time shall be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the date on which the Miranda Board has confirmed in writing to the Acquiror that such Acquisition Proposal is not a Superior Proposal and has publicly re-affirmed its recommendation in favour of the Offer; (e) an Acquisition Proposal having been privately submitted to Miranda, the Latest Mailing Time shall be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the date on which the Miranda Board has confirmed in writing to the Acquiror that such Acquisition Proposal is not a Superior Proposal; and (f) Miranda having provided a Superior Proposal Notice to Belden pursuant to Section 4.7(a)(iii) prior to the Latest Mailing Time, then the Latest Mailing Time will be extended to 11:59 p.m. (Eastern time) on the fifth Business Day following the earlier of (A) the date on which Miranda provides written notification to Belden that the Miranda Board has determined that the applicable Acquisition Proposal is not a Superior Proposal, and (B) the date on which Miranda and the Acquiror enter into an amended agreement pursuant to Section 4.7(b) which results in such Acquisition Proposal ceasing to be a Superior Proposal. The Acquiror may, at its election, commence the Offer by way of advertisement in a national Canadian newspaper and otherwise in compliance with Securities Laws. Subject to the foregoing, as promptly as reasonably practicable after the execution and delivery of this Agreement, the Acquiror shall complete the Acquiror Circular, in the English and French languages, together with any other documents required by the Securities Laws in connection with the Offer, and as promptly as reasonably practicable thereafter, the Acquiror shall, unless otherwise agreed by the parties, cause the Acquiror Circular and other documentation required in connection with the Offer to be sent to each of the Miranda Shareholders and filed as required by applicable Laws.

(b)	The Offer shall be subject to the condition that there has been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Miranda Shares which, together with any Miranda Shares directly or indirectly owned by the Acquiror, constitutes at least 66 2/3% of the Miranda Shares outstanding at the Expiry Time (on a fully-diluted basis) (as such condition may be amended from time to time in accordance with this Agreement, the “Minimum Tender Condition”) and shall be subject to the terms and conditions set forth in Schedule A and shall contain no other conditions.

(c)	The Offer shall expire not earlier than 8:00 p.m. (Eastern time) on the 36th day (the “Initial Expiry Time”) after the date that the Offer is first commenced within the meaning of the Securities Act, subject to the right of the Acquiror to extend from time to time the period during which Miranda Shares may be deposited under the Offer (such Initial Expiry Time or any extension thereof, the “Expiry Time”) if the Minimum Tender Condition or any other condition to the Offer is not satisfied or waived at the Expiry Time. Without limiting the generality of the foregoing, unless Miranda and the Acquiror shall mutually agree otherwise, the Acquiror shall extend the Offer (i) through one or more extensions for up to an additional 45 days after the date of the Initial Expiry Time (provided that in no event shall the Acquiror be required to extend the Expiry Time later than the Outside Date) if any Antitrust Approvals have not been obtained or waived at the relevant Expiry Time or (ii) through one or more extensions for up to an additional 20 days after the date of the Initial Expiry Time (provided that in no event shall the Acquiror be required to extend the Expiry Time later than the Outside Date) if another condition set forth in Schedule A has not been satisfied or waived at the relevant Expiry Time.

(d)	It is understood and agreed that the Acquiror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that the Acquiror shall not, without the prior written consent of Miranda:

(i)	amend, modify or waive the Minimum Tender Condition other than to effectively decrease the Minimum Tender Condition to not less than 50.1% of the Miranda Shares then outstanding (calculated on a fully diluted basis), provided that if the Acquiror so amends, waives or modifies the Minimum Tender Condition and takes up and pays for any Miranda Shares pursuant to the Offer, the Acquiror shall extend the Offer to the extent required to ensure that the Expiry Time shall not occur on a date that is less than 10 days from the date of such amendment, waiver or modification;

(ii)	decrease the consideration payable per Miranda Share;

(iii)	change the form of consideration payable under the Offer (other than to add additional consideration or to provide Miranda Shareholders with consideration alternatives);

(iv)	decrease the number of Miranda Shares in respect of which the Offer is made; or

(v)	impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to Miranda Shareholders.

(e)	Notwithstanding any other provision of this Agreement, the obligation of Belden to cause the Acquiror to make the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of Belden and the Acquiror and any or all of which may be waived by Belden and the Acquiror in whole or in part in their sole discretion without prejudice to any other right Belden or the Acquiror may have under this Agreement and which shall be deemed to have been waived by the making of the Offer:

(i)	the obligations of the Acquiror hereunder shall not have been terminated pursuant to Section 6.3;

(ii)	Lock-Up Agreements shall have been executed and delivered by the Lock-Up Parties and shall not have been terminated;

(iii)	no change, effect, event, circumstance, occurrence or state of facts (other than a change, effect, event, circumstance, occurrence or state of facts caused by Belden, or any affiliate or subsidiary of Belden or any Person acting jointly or in concert with Belden) shall have occurred that would render it impossible or impracticable for one or more of the conditions set forth in Schedule A to be satisfied;

(iv)	the Acquiror shall have received, or shall have received assurances satisfactory to the Acquiror acting reasonably that it will receive, all waivers, rulings or orders necessary for the Acquiror to make the Offer and to mail the Acquiror Circular to the Miranda Shareholders from all applicable securities commissions or other regulatory authorities;

(v)	the Miranda Board shall have unanimously recommended that Miranda Shareholders accept the Offer in accordance with Section 2.3(a) and not have withdrawn the recommendation referred to in Section 2.3(a) or changed, modified, or qualified such recommendation in a manner that has substantially the same effect or taken any other action or made any public statement inconsistent with such recommendation;

(vi)	Miranda shall have prepared and made available for distribution contemporaneously and together with the Acquiror Circular sufficient copies of the Miranda Circular (in the English and French languages) prepared in all material respects in accordance with all applicable Securities Laws, which shall reflect the determinations and recommendation of the Miranda Board set forth in Section 2.3(a) and Section 2.3(b);

(vii)	there shall not have occurred or arisen a Material Adverse Effect in respect of Miranda;

(viii)	Miranda shall have complied in all material respects with its covenants in this Agreement;

(ix)	all representations and warranties of Miranda set forth in Schedule C shall be true and correct at the time of the making of the Offer except for any such inaccuracies as would not result in a failure to satisfy the closing condition set forth in Section (j) of Schedule A; and

(x)	no cease trade order, injunction or other prohibition at Law shall exist against the Acquiror making the Offer or taking up or paying for Miranda Shares deposited under the Offer.

(f)	The Acquiror shall give Miranda a reasonable opportunity to review and comment on the Acquiror Circular and all other documentation included or in connection therewith (including if applicable any cover letter, letter of transmittal and notice of guaranteed delivery), it being understood that whether or not such comments are appropriate will be determined by Belden and the Acquiror, acting reasonably.

(g)	Prior to printing the Miranda Circular, Miranda shall provide Belden and the Acquiror with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by Miranda, acting reasonably. Miranda shall file the Miranda Circular and any other documents required by all applicable Securities Laws in connection with the Miranda Circular with applicable securities regulatory authorities within the times and in the manner required by all applicable Securities Laws.

2.2 Withholding Taxes

The Acquiror shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Miranda Shareholder such amounts as the Acquiror (or its agent) is required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.3 Miranda Approval of the Offer

Miranda represents and warrants to and in favour of Belden and the Acquiror that:

(a)	the Miranda Board has, on recommendation of the Special Committee, determined unanimously that, as at the date hereof, this Agreement and the Offer are fair to the Miranda Shareholders and are in the best interests of Miranda and the Miranda Shareholders;

(b)	the Miranda Board has, as at the date hereof, unanimously resolved to recommend that all Miranda Shareholders accept the Offer and tender their Miranda Shares to the Offer;

(c)	the Miranda Board has received an opinion from BMO Nesbitt Burns Inc. that the consideration receivable under the Offer is fair from a financial point of view to the Miranda Shareholders and confirmation that BMO Nesbitt Burns Inc. will provide a written opinion to that effect on or before the date of the Miranda Circular;

(d)	Miranda has been advised and believes, after reasonable inquiry, that each of the Lock-Up Parties: (A) intends to enter into a Lock-Up Agreement; and (B) agrees that the press release to be issued by Belden may so state and that references to such support may be made in the Acquiror Circular and other documents relating to the Offer; and

(e)	the Miranda Board has by resolution deferred the Separation Time of the Rights under the Shareholder Rights Plan with respect to the Offer until a time to be determined by the Miranda Board (to be no earlier than immediately after the Expiry Time), and has agreed to irrevocably waive or suspend the operation of or to otherwise render the Shareholder Rights Plan inoperative against the Offer and the acquisition of Miranda Shares pursuant thereto with effect immediately prior to the Take-Up.

2.4 Miranda Shareholders’ List

Miranda shall provide the Acquiror, as soon as reasonably practicable following the execution and delivery of this Agreement, with a list of the registered holders of Miranda Shares as well as a list of participants in book based nominee registrants such as CDS & Co. and non-objecting beneficial holders of Miranda Shares, in each case in electronic form and as of the latest practicable date, including address and securityholding information for each Person, to the extent available. Miranda shall concurrently provide the Acquiror with the names, addresses and holdings of all Persons having rights to acquire Miranda Shares and the details of such rights. Miranda shall from time to time promptly furnish Acquiror with such additional information, including updated or additional lists of Miranda Shareholders, mailing labels and lists of securities positions and other assistance as Belden may reasonably request in order to be able to communicate the Offer to the Miranda Shareholders and to such other Persons as are entitled to receive the Offer under applicable Securities Laws.

2.5 Designation of Directors

Promptly upon the purchase by the Acquiror of such number of Miranda Shares as represents at least a majority of the then outstanding Miranda Shares and from time to time thereafter, Miranda acknowledges that the Acquiror shall be entitled to designate such number of members of the Miranda Board, and any committees thereof, as is proportionate to the percentage of the outstanding Miranda Shares owned by Belden and the Acquiror and Miranda shall not frustrate the Acquiror’s attempts to do so and covenants to co-operate with the Acquiror, subject to all applicable Laws, to enable the Acquiror’s designees to be elected or appointed to the Miranda Board and to constitute a percentage of the directors on the Miranda Board as is proportionate to the percentage of the outstanding Miranda Shares owned by the Acquiror, including, at the request of the Acquiror, by its commercially reasonable efforts to expand the Miranda Board and/or secure the resignations of such number of directors as is necessary to enable the Acquiror’s designees to be elected or appointed to the Miranda Board.

2.6 Shareholder Rights Plan

Without limiting Section 2.3(e), Miranda and the Miranda Board shall take all further action necessary:

(a)	in order to ensure that the Separation Time does not occur in connection with this Agreement or any of the Contemplated Transactions;

(b)	to give effect to the waiver, if required, of the application of the Shareholder Rights Plan to the Contemplated Transactions and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of any of the Contemplated Transactions; and

(c)	if requested by the Acquiror, in order to ensure that upon the take-up of Miranda Shares pursuant to the Offer, all Rights cease to be exercisable and are redeemed immediately prior thereto at the “Redemption Price” as provided under the Shareholder Rights Plan without further formality and to ensure that upon such redemption all Rights become void.

Miranda covenants that (i) it will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless (A) it is a Superior Proposal and the Right to Match Period has expired, or (B) such waiver is deemed to occur under the Shareholder Rights Plan as a result of a waiver by Miranda of the application of the Shareholder Rights Plan to the Offer in accordance with this Agreement, and (ii) it will not amend the Shareholder Rights Plan (except as may be necessary to comply with its obligations hereunder) nor authorize, approve or adopt any other shareholder rights plan or enter into any agreement providing therefor. Notwithstanding the foregoing, Miranda shall be entitled to defer the Separation Time in connection with an Acquisition Proposal.

2.7 Standstill

Miranda waives Section 14 of the Confidentiality Agreement to permit the making of the Offer, the entering into of the Lock-Up Agreements and the consummation of the transactions contemplated herein and the exercise by the Acquiror of its rights hereunder; provided, however, that if the Offer is not made hereunder or is withdrawn or this Agreement is terminated in accordance with its terms for any reason, Belden agrees that it will continue to be bound by the terms of the Confidentiality Agreement (including Section 14 of the Confidentiality Agreement).

2.8 Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Miranda Shares, excluding the Miranda Shares held by the Acquiror or an “affiliate” or an “associate” (as those terms are defined in the QBCA) of the Acquiror on the date of the Offer, the Acquiror presently intends, to the extent possible, to acquire the remainder of the Miranda Shares from those holders who have not accepted the Offer pursuant to Section 398 of the QBCA (a “Compulsory Acquisition”). If the statutory right of Compulsory Acquisition is not available, but the Acquiror takes up and pays for, or otherwise acquires, directly or indirectly at least 66 2/3% of the Miranda Shares pursuant to the terms of the Offer, the Acquiror agrees to use all commercially reasonable efforts to acquire, and Miranda agrees to use commercially reasonable efforts to assist the Acquiror in acquiring, the balance of the Miranda Shares as soon as practicable and in any event within a period of 120 days following Take-Up by way of amalgamation, statutory arrangement, capital reorganization or other transaction proposed by the Acquiror, involving Miranda and Belden or an affiliate of Belden (a “Subsequent Acquisition Transaction”), provided that the consideration per Miranda Share is at least equal in value to the consideration paid by the Acquiror under the Offer, and in no event will the Acquiror be required to offer consideration per Miranda Share greater than the Offer Price. The provisions of this Section 2.8 shall survive the termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Miranda

Miranda represents and warrants to and in favour of Belden and the Acquiror as set forth in Schedule C and acknowledges that the Acquiror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

3.2 Representations and Warranties of the Acquiror

Each of Belden and the Acquiror jointly and severally represents and warrants to and in favour of Miranda as set forth in Schedule D and acknowledges that Miranda is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

3.3 Cumulative Breach

The breaches, if any, of the representations and warranties made by Miranda or the Acquiror, as applicable, including those that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification relating to a Material Adverse Effect, were deleted, shall constitute a breach of this Agreement by such Party if such breaches would, in the aggregate, as applicable, have a Material Adverse Effect in respect of the relevant Party.

3.4 Survival

For greater certainty, the representations and warranties of Miranda and the Acquiror contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the completion of the Offer and the termination of this Agreement. Any investigation by a Party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party to this Agreement.

ARTICLE 4

COVENANTS

4.1 Antitrust Approvals

(a)	The Acquiror and Miranda shall use commercially reasonable efforts to obtain all Antitrust Approvals and shall cooperate with each other in so doing.

(b)	The Acquiror and Miranda and/or any of their affiliates or subsidiaries, as applicable, shall: (i) take promptly all reasonable actions necessary to make the filings required, or which the Acquiror and Miranda jointly elect to make in respect of the Antitrust Approvals; and (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Acquiror or Miranda or any of their affiliates or subsidiaries from a Governmental Entity with respect to an Antitrust Approval.

(c)	The Acquiror shall pay for any and all application or filing fees with respect to any and all applications or filings in respect of the Antitrust Approvals.

(d)	All requests and enquiries from any Governmental Entity in respect of the Antitrust Approvals shall be dealt with by the Acquiror and Miranda in consultation with each other, and the Acquiror and Miranda shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity in respect of an Antitrust Approval upon being requested to do so by such authority or by the other Party. Without limiting the generality of the foregoing, counsel for each of the Acquiror and Miranda shall provide to each other draft versions of all material correspondence and filings, provide a reasonable opportunity to review and comment and consider in good faith comments provided by counsel for each of the Acquiror and Miranda, and permit counsel for each of the Acquiror and Miranda to attend all substantive telephone conferences and meetings with any Governmental Entity in connection with obtaining Antitrust Approvals. Competitively-sensitive information may be shared between outside counsel for each of the Acquiror and Miranda as necessary or appropriate in connection with obtaining Antitrust Approval. Competitively-sensitive information shall be redacted by outside counsel from documents or summaries of communications with a Governmental Entity that may be provided to the Acquiror and Miranda.

4.2 Preparation of Filings, Securities Compliance, etc.

(a)	The Acquiror and Miranda shall use their respective commercially reasonable efforts to cooperate in the preparation, seeking and obtaining of all circulars, filings, consents and other approvals and other matters in connection with this Agreement, the Offer and any Subsequent Acquisition Transaction.

(b)	Miranda shall furnish to the Acquiror all such information concerning it and the Miranda Shareholders, as the case may be, as may be reasonably required (and in the case of the Miranda Shareholders, is available to it) to effect the actions described in this Section 4.2, and each covenants that no information furnished by it (to its knowledge in the case of information concerning the Miranda Shareholders) in connection with such actions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(c)	The Acquiror and Miranda shall each promptly notify the other if at any time before the Expiry Time it becomes aware that any disclosure concerning it in the Offer, the Miranda Circular or any other document described in this Section 4.2 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Offer, the Miranda Circular or such other document. In any such event, the Acquiror and Miranda shall, subject to the terms and conditions of this Agreement, cooperate in the preparation of a supplement or amendment to the Offer, the Miranda Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Miranda Shareholders and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

(d)	The Acquiror shall ensure that the Offer complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Offer does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information concerning and provided by Miranda). Miranda shall ensure that the Miranda Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information concerning and provided by the Acquiror).

4.3 Covenants of Miranda

(a)	Miranda covenants and agrees that, prior to the earlier of the time of the (A) appointment or election to the Miranda Board of persons designated by the Acquiror who represent a majority of the directors of Miranda (the “Effective Time”) and (B) termination of this Agreement (or any of the provisions thereof) in accordance with Section 6.3, except: (I) with the prior written consent of Belden, not to be unreasonably withheld or delayed; (II) with respect to any matter expressly contemplated by this Agreement; (III) as required by applicable Laws or (IV) as disclosed in the Miranda Disclosure Letter, Miranda will, and will cause such of its subsidiaries to:

(i)	carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(ii)	not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization, nor declare, set aside or pay any dividends on or in respect of its outstanding shares, nor reduce capital in respect of its shares;

(iii)	not amend its articles, by-laws or other constituting documents or sell, hypothecate, encumber, allot, reserve, set aside or issue, authorize or propose the sale, hypothec, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any of its shares or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, other than pursuant to the existing hypothecary rights of Miranda described in the Miranda Disclosure Letter;

(iv)	not amend the articles, by-laws or other constituting documents of any subsidiary or sell, hypothecate, encumber, allot, reserve, set aside or issue, authorize or propose the sale, hypothec, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any securities of any subsidiary or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such securities;

(v)	not amend the Miranda Stock Option Plan or enter into, create, declare, amend, vary, modify or adopt any other bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(vi)	not reorganize, amalgamate, combine or merge Miranda or any of its affiliates or subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets or shares of or otherwise, any business of any other Person, or make any investment either by purchase of securities, contributions of capital or property transfers in or to any other Person;

(vii)	not sell, lease, exclusively license, hypothecate, encumber or otherwise dispose of any material assets including any material Intellectual Property;

(viii)	not enter into, renew or amend any Material Contracts, including any mortgage or hypothecary financing or property management arrangements;

(ix)	not make any individual expenditure or series of related expenditures that exceed $100,000 or make any expenditure if to do so would result in the aggregate amount of all expenditures exceeding $250,000 unless such expenditures are incurred in the execution of Miranda’s capital plan set forth in the Miranda Disclosure Letter, and, for greater certainty, except as contemplated herein, shall not purchase, lease or otherwise (through amalgamation, merger or other form of acquisition) acquire any capital asset or group of related capital assets other than capital assets acquired in the ordinary course of business that do not have a cost in excess of $100,000 or acquire any capital assets if to do so would result in the aggregate cost of all acquisitions acquired in the ordinary course of business exceeding $250,000;

(x)	not, and cause each of its subsidiaries and affiliates not to, other than as required pursuant to employment, pension, supplemental pension, termination, or compensation arrangements or policies existing prior to the date hereof and set forth in the Miranda Disclosure Letter or as required by applicable Laws, enter into or modify any severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to or any other form of compensation or with respect to any increase of benefits payable to, or make any loan to, any officers, directors or employees (or independent contractors) of Miranda or any subsidiary thereof. For greater certainty nothing herein shall limit the ability of Miranda, in the ordinary course of business, to hire or engage new employees or consultants or terminate existing employees or consultants and to honour severance obligations imposed by any Contract disclosed in the Miranda Disclosure Letter or at Law in relation thereto;

(xi)	not, and cause its subsidiaries and affiliates not to, pay, discharge, satisfy, settle or compromise any material claims, liabilities or obligations;

(xii)	not guarantee the payment of any material indebtedness or incur any material indebtedness for borrowed money or issue or sell any debt securities, except for borrowings in the ordinary course under credit facilities in place on the date of execution hereof that do not, individually or in the aggregate, exceed $500,000;

(xiii)	use commercially reasonable efforts (and cause each of its subsidiaries and affiliates to use commercially reasonable efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing similar coverage are in full force and effect;

(xiv)	not make any material changes to existing accounting practices, except as required by IFRS;

(xv)	not commence, settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Miranda or its material assets;

(xvi)	not engage in any Related Party Transactions other than with its wholly-owned subsidiaries in the ordinary course;

(xvii)	not propose or enter into any agreement, arrangement, commitment, or offer with respect to a joint venture or other mutual co-operation or distribution agreement;

(xviii)	not enter into any interest rate, currency or equity swaps, hedges, derivatives or other similar financial instruments other than in the ordinary course of business, provided that the term of any forward contract shall not exceed three months;

(xix)	not increase any coverage under any directors’ and officers’ insurance policy;

(xx)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Miranda;

(xxi)	(A) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and ensure that all such Tax Returns are true, complete and correct; (B) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (C) not make or rescind any express or deemed election relating to Taxes; (D) not make a request for a Tax ruling or enter into a closing agreement with any Taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes; (E) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (F) not amend any Tax Returns; (G) promptly inform the Acquiror in writing about any proceedings, investigations assessments, reassessments, actions, suits, audits or claims pending or threatened against Miranda or any of its subsidiaries in respect of any Taxes; (H) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2011, except as may be required by applicable Laws; and (I) not knowingly undertake any reorganization of Miranda or any Miranda subsidiary or enter into any transaction or series of transactions that would have the effect of preventing the Acquiror from obtaining the benefit of a “tax cost bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of non-depreciable capital property directly owned by Miranda at the Effective Time, and for the purposes of this clause (J) the following shall be excepted (I) transactions or activities undertaken in the ordinary course of business consistent with prior practice and (II) transactions contemplated by this Agreement or completed at the request of Belden;

(xxii)	not pay or offer to pay money or anything of value (“Consideration”) to a Governmental Official, directly or indirectly, if such offer or payment of Consideration would be made with the intent of obtaining or retaining business and with corrupt intent. The preceding sentence will not apply with respect to modest gifts or reasonable meals or entertainment if given only to build general goodwill and if not given with corrupt intent;

(xxiii)	maintain Books and Records that accurately and fairly reflect business transactions and maintain internal accounting controls that provide reasonable assurances that such transactions are executed in accordance with management’s authorization and are properly recorded;

(xxiv)	not announce any intention to, enter into any agreement to or otherwise make a commitment to, do any of the foregoing prohibited matters; and

(xxv)	promptly advise Belden orally and in writing of any change in respect of Miranda having a Material Adverse Effect on Miranda.

(b)	Miranda shall and shall cause its affiliates and subsidiaries to perform all obligations of a commercially reasonable nature required to be performed by Miranda or any of its subsidiaries and affiliates under this Agreement, co-operate with Belden and the Acquiror in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement, including the Offer and any Subsequent Acquisition Transaction and without limiting the generality of the foregoing, Miranda, subject to Section 4.7, shall and where appropriate shall cause its subsidiaries and affiliates to:

(i)	apply for and use commercially reasonable efforts to obtain all Third Party Consents relating to Miranda or any of its subsidiaries or affiliates and, in doing so, keep Belden reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining such Third Party Consents, including providing Belden with copies of all related applications and notifications, in draft form, in order for Belden to provide its reasonable comments, and providing Belden with copies of all material correspondence relating to such Third Party Consents;

(ii)	use commercially reasonable efforts to defend, in consultation with Belden, all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction;

(iii)	use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to Miranda or any of its subsidiaries or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction;

(iv)	comply promptly with all requirements which applicable Laws may impose on Miranda or any of its subsidiaries with respect to the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction; and

(v)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Miranda or any of its subsidiaries or affiliates relating to the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction.

(c)	Subject to Section 2.3(e), unless required by the terms of the Shareholder Rights Plan, with respect to a competing take-over bid or a final and non-appealable order of a court having jurisdiction or an order of the AMF, Miranda shall not redeem the Rights or otherwise waive, amend, suspend the operation of or terminate either of the Shareholder Rights Plan without the prior written consent of Belden, not to be unreasonably withheld or delayed.

(d)

Pre-Acquisition Reorganization: (a) Miranda agrees that, upon the written request by Belden, Miranda shall, and shall cause each Miranda subsidiary to, at the expense of Belden, (i) effect such reorganizations of Miranda or the Miranda subsidiaries’ business, operations and assets or such other transactions as Belden may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with Belden and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided, however, that neither Miranda nor any Miranda subsidiary need affect any Pre-Acquisition Reorganization which, in the opinion of Miranda, acting reasonably, (A) would require the approval of the Miranda Shareholders, (B) would be prejudicial to Miranda, any Miranda subsidiary or the Miranda Shareholders in any respect, (C) would reduce the consideration payable under the Offer (D) would interfere with the ongoing operations of Miranda or any Miranda subsidiary, (E) unless agreed by Miranda, would require any filing with, notification to or approval of any Governmental Entity or third party prior to the Expiry Time, (F) would require Miranda or any Miranda subsidiary to contravene any applicable Laws or its respective organizational documents or any contract, (G) would result in Taxes being imposed on, or other adverse Tax consequences to, the Miranda Shareholders generally that is incrementally greater than the Taxes imposed on or other consequences to the Miranda Shareholders in connection with the completion of the Offer in the absence of such Pre-Acquisition Reorganization, or (H) would impede or materially delay the completion of the Offer. Furthermore, any such Pre-Acquisition Reorganization shall not become effective until immediately prior to the Take-Up following the satisfaction or waiver of all conditions precedent to completion of the Offer. Belden and the Acquiror acknowledge and agree that no Pre-Acquisition Reorganization shall be considered in determining whether a representation, warranty or covenant of Miranda hereunder has been breached. Belden shall provide written notice to Miranda of any proposed Pre-Acquisition Reorganization at least ten (10) business days prior to the Take-Up. Upon receipt of such notice, Belden and Miranda shall work co-operatively and use commercially reasonable efforts to prepare prior to the Take-Up all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, provided that such cooperation shall not require any director, officer, employee or agent of Miranda or any Miranda subsidiary to take any action in any capacity other than as a director, officer, employee or agent of Miranda or a Miranda subsidiary. Belden and the Acquiror shall indemnify Miranda, the Miranda subsidiaries and their respective officers, directors, employees, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization; and (b) If the Acquiror does not effect the Take-Up, Belden shall pay the implementation costs of the Pre-Acquisition Reorganization and any direct or indirect costs and liabilities of Miranda and the Miranda subsidiaries, including employment costs, Taxes and liabilities as well as any costs, taxes and liabilities that may be incurred to unwind any such Pre-Acquisition Reorganization (including actual out-of-pocket costs and expenses for filing fees and external counsel).

4.4 Covenants of Belden and the Acquiror

(a)	Belden shall and shall cause its subsidiaries and affiliates to perform all obligations of a commercially reasonable nature required to be performed by Belden or any of its subsidiaries under this Agreement, co-operate with Miranda in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Belden, shall and where appropriate shall cause its subsidiaries to:

(i)	use commercially reasonable efforts to defend, in consultation with Miranda, all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction;

(ii)	use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to Belden or the Acquiror or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction;

(iii)	comply promptly with all requirements which applicable Laws may impose on Belden or the Acquiror with respect to the transactions contemplated hereby and by the Offer and any Subsequent Acquisition Transaction; and

(iv)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Belden or the Acquiror or any of their subsidiaries relating to the Offer.

(b)	The Acquiror shall provide true and complete copies of any lock-up agreement or escrow, exclusivity or similar agreement the Acquiror enters into with any Miranda Shareholder in connection with the Offer to Miranda.

(c)	Belden covenants and agrees that, unless Miranda agrees otherwise in writing, Belden shall use commercially reasonable efforts to cause the Acquiror to consummate the Offer, subject only to the terms and conditions hereof and thereof.

4.5 Belden Guarantee of Performance of the Acquiror

Belden hereby unconditionally and irrevocably guarantees, and covenants and agrees to be jointly and severally liable with the Acquiror, as principal obligor, for the due and punctual performance of each and every obligation of the Acquiror under or relating to the Offer and the other transactions contemplated by this Agreement, including the payment of the aggregate Offer Price payable under the Offer.

4.6 Covenants Regarding Non-Solicitation

(a)	Except as otherwise provided in this Section 4.6 , Miranda shall not, and shall cause each of its subsidiaries not to, directly or indirectly, through any officer, director, agent or representative of Miranda or any of its subsidiaries or affiliates:

(i)	make, solicit, initiate, knowingly encourage, continue or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Miranda or any Miranda subsidiary or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage or participate in any discussions or negotiations regarding any Acquisition Proposal, provided that, for greater certainty, Miranda may (A) advise any Person requesting access to information with respect to Miranda or any of its subsidiaries that such access cannot be provided except in accordance with the terms of this Agreement; and (B) advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Miranda Board has so determined;

(iii)	withdraw, modify, change or qualify, or propose publicly to withdraw, modify, change or qualify, in any manner adverse to Belden or the Acquiror, the approval of the Miranda Board or any committee thereof of this Agreement or the recommendation of the Miranda Board or any committee thereof that Miranda Shareholders accept the Offer; or

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until ten (10) calendar days following the public announcement of such Acquisition Proposal shall not be considered a violation of this Section 4.6(a)(iv));

(v)	release any Person from or waive, or fail to enforce on a timely basis or otherwise forbear the enforcement of, any confidentiality or standstill agreement with any Person (A) except to allow such Person to confidentially propose to the Miranda Board an unsolicited Acquisition Proposal or otherwise make a Superior Proposal, and (B) provided that any automatic release or deemed waiver from the standstill provisions of any such agreement in accordance with its terms shall not constitute a breach of this Section 4.6(a)(v);

(vi)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal.

(b)	Miranda shall, and shall cause the officers, directors and representatives of Miranda and its subsidiaries to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal and, in connection therewith, Miranda shall discontinue access to any other Persons to any data rooms (virtual or otherwise) made available by and under the control of Miranda. Within three Business Days following the date of this Agreement (or, where Section 4.6(a)(iv) is applicable, promptly following the end of the Diligence Period), Miranda shall request to the extent permitted under the applicable confidentiality and standstill agreement the return or destruction of all information provided to any Persons who have entered into a confidentiality and standstill agreement with Miranda relating to any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality and standstill agreements.

(c)	Miranda shall not, directly or indirectly, through any officer, director, agent or representative of Miranda or any of its subsidiaries or affiliates, offer or commit to pay or pay any fee to any Person or assume or agree to reimburse the expenses of any Person as an inducement to the making of or otherwise in connection with any Acquisition Proposal.

(d)	Miranda shall, as promptly as practicable (and in any event within 24 hours after it has received any proposal, inquiry, offer or request), notify Belden, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Miranda or any subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of Miranda or any subsidiary by any Person that informs Miranda or such subsidiary that it is considering making, or has made, an Acquisition Proposal, or any amendments thereto. Such notice shall include a copy of any written proposal and if the proposal is not in written form, a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and, in all cases, provide such details of the proposal, inquiry, contact, discussions or negotiations as Belden may reasonably request. Miranda shall keep Belden informed of the status, including any change to any of the terms, of any such Acquisition Proposal or inquiry and will respond promptly to all inquiries by Belden with respect thereto.

(e)	Notwithstanding Section 4.6(a) or any other provision of this Agreement, following the receipt by Miranda of a written Acquisition Proposal (including an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Sections 4.6(a) through 4.6(c) and did not otherwise involve any contravention of Sections 4.6(a) through 4.6(c), then the Miranda Board may:

(i)	contact the Person making such Acquisition Proposal and its representatives for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal; and

(ii)	if the Miranda Board determines, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take the relevant action would be inconsistent with the fiduciary duties of the Miranda Board:

(A)	provide the Person making such Acquisition Proposal and its representatives with access to information regarding Miranda for a period of no more than five Business Days (the “Diligence Period”); and

(B)	engage in discussions and negotiations with respect to the Acquisition Proposal with the Person making such Acquisition Proposal and its representatives;

provided that (i) Miranda first enters into a confidentiality agreement with such Person, the terms of which are no less favourable in the aggregate to Miranda than the Confidentiality Agreement and includes a standstill provision that restricts such Person from announcing its intention to acquire, or acquiring any securities or assets of Miranda or any subsidiary without the approval of Miranda for a period of not less than one year from the date of such confidentiality agreement (provided that no such confidentiality and standstill agreement shall prevent such Person from making, pursuing or completing an Acquisition Proposal in accordance with Sections 4.6 and 4.7), (ii) Miranda sends a copy of such confidentiality agreement to Belden promptly following its execution and (iii) Belden is promptly provided with a list of, and access to (to the extent not previously provided to Belden), the information provided to such Person; and (iv) as of the end of the Diligence Period, unless such Person has made a Superior Proposal, Miranda shall comply with Section 4.6(b) with respect to such Person.

(f)	Miranda shall ensure that its officers and directors and its subsidiaries and affiliates and their respective officers and directors and any representatives retained by it or its subsidiaries and affiliates in connection herewith are aware of the provisions of this Section 4.6, and it shall be responsible for any breach of this Section 4.6 by its and its subsidiaries’ and affiliates’ respective officers, directors or representatives.

4.7 Superior Proposal Notice; Right to Match

(a)

Notwithstanding Section 4.6(a), Section 4.6(d) and Section 4.6(e) or any other provision of this Agreement, but subject to the Acquiror’s rights under Section 6.3 and Section 6.5, Miranda may terminate this Agreement and the Miranda Board may accept, approve or recommend, and Miranda may enter into any agreement (in addition to any confidentiality and standstill agreement contemplated by Section 4.6(e)), understanding or arrangement in respect of, an Acquisition Proposal (including in each case an amendment, change or modification to an Acquisition Proposal made prior to the date hereof), and the Miranda Board may withdraw, modify or qualify its approval or recommendation of the Offer and recommend or approve such Acquisition Proposal (including in each case an amendment, change or modification to an Acquisition Proposal made prior to the date hereof), at any time prior to the Expiry Time, if and only if:

(i)	it has complied with its obligations under Sections 4.6 and 4.7 including providing Belden with a copy of the Acquisition Proposal document (and, if applicable, a copy of any proposed agreement relating to such Acquisition Proposal), as well as a written notice from the Miranda Board regarding the value in financial terms that the Miranda Board determined upon advice of its financial advisors should be ascribed to any non-cash consideration offered under such Acquisition Proposal;

(ii)	the Miranda Board has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is a Superior Proposal and that the failure to take the relevant action would be inconsistent with its fiduciary duties;

(iii)	Miranda has delivered written notice to Belden of the determination of the Miranda Board that the Acquisition Proposal is a Superior Proposal and of the intention of the Miranda Board to approve or recommend such Superior Proposal and/or of Miranda to enter into an agreement with respect to such Superior Proposal, together with a copy of such agreement (the “Superior Proposal Notice”);

(iv)	at least five Business Days have elapsed since the later of the (A) date the Superior Proposal Notice was received by Belden, and (B) date Belden received a copy of such Acquisition Proposal, which five Business Day period is referred to herein as the “Right to Match Period”;

(v)	if Belden and the Acquiror have offered to amend the terms of the Offer and this Agreement during the Right to Match Period pursuant to Section 4.7(b), the Miranda Board has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal when assessed against the Offer as it is proposed to be amended as at the termination of the Right to Match Period; and

(vi)	Miranda has paid the Termination Fee pursuant to Section 6.5(a)(ii) and Miranda terminates this Agreement pursuant to Section 6.3(j).

(b)	During the Right to Match Period, Belden and the Acquiror will have the right, but not the obligation, to offer to amend the terms of the Offer and this Agreement. The Miranda Board will review any such offer by Belden and the Acquiror to amend the terms of the Offer and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether Belden’s and the Acquiror’s offer to amend the Offer and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Offer as it is proposed to be amended as at the termination of the Right to Match Period. If the Miranda Board determines and advises Belden in writing that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Offer as it is proposed to be amended as at the termination of the Right to Match Period, Belden and the Acquiror will amend the terms of the Offer and Miranda, Belden and the Acquiror shall enter into an amendment to this Agreement reflecting the offer by Belden and the Acquiror to amend the terms of the Offer and this Agreement.

(c)	The Miranda Board will promptly reaffirm its recommendation of the Offer by press release after (i) any Acquisition Proposal is publicly announced or made and the Miranda Board determines it is not a Superior Proposal or (ii) the Miranda Board determines that a proposed amendment to the terms of the Offer pursuant to Section 4.7(b) would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Offer as it is proposed to be amended as at the termination of the Right to Match Period, and Belden and the Acquiror have so amended the terms of the Offer in accordance with Section 4.7(b). Belden and the Acquiror will be given a reasonable opportunity to review and comment on the form and content of any such press release.

(d)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration to be received by the Miranda Shareholders will constitute a new Acquisition Proposal for purposes of this Section 4.7(b), and Belden shall be afforded a new Right to Match Period in respect of such new Acquisition Proposal.

(e)	Nothing in this Agreement shall prevent the Miranda Board from responding as required by applicable Laws (including through a directors’ circular) to an Acquisition Proposal in a manner consistent with this Section 4.7(e) or from calling and holding in a manner consistent with this Section 4.7(e) a meeting of Miranda Shareholders requisitioned by Miranda Shareholders pursuant to the QBCA or ordered to be held by a court pursuant to the QBCA. Further, nothing in this Agreement shall prevent the Miranda Board from making any disclosure to the Miranda Shareholders if the Miranda Board, acting in good faith and upon the advice of outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Miranda Board or such disclosure is otherwise required under applicable Laws; provided that, notwithstanding that the Miranda Board may otherwise be permitted to respond to an Acquisition Proposal, call or hold such shareholder meeting or make such disclosure, neither the Miranda Board nor any committee thereof shall be permitted to withdraw, modify, change or qualify its approval or recommendation of the Offer in any manner adverse to Belden or the Acquiror or make other disclosure inconsistent with such approval or recommendation, other than in accordance with Section 4.7(a).

(f)	Any information provided by Miranda to Belden or the Acquiror pursuant to Section 4.7 or pursuant to Section 4.6 shall constitute “Information” under Section 4.8. Until termination of this Agreement in accordance with its terms and until payment of the Termination Fee contemplated by Section 6.5, as applicable, Miranda shall continue to perform its obligations under this Agreement.

4.8 Access to Information

(a)

Subject to this Section 4.8(a) and applicable Laws, upon reasonable notice, and strictly for purposes of business integration, Miranda shall (and shall cause each of its subsidiaries to) afford to Belden and the Acquiror and their officers, employees, counsel, accountants and other authorized representatives and advisors (including, for greater certainty, any investment banker, lawyer or accountant) (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Expiry Time or the termination of this Agreement, to Miranda’s and its subsidiaries’ properties, books, contracts and records as well as to its management personnel (and to its property managers and their personnel, who shall be instructed to co-operate), and, during such period, Miranda shall (and shall cause each of its subsidiaries and property managers to) furnish promptly to the other Party all information concerning it and its subsidiaries’ businesses, properties and personnel as Belden may reasonably request.

(b)	The parties acknowledge that the information provided to them under Section 4.8(a) above will be non-public and/or proprietary in nature (the “Information”) and will be subject to the terms of the Confidentiality Agreement. For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the obligations of Belden under the Confidentiality Agreement and the obligations of Belden and the Acquiror under Section 4.8(a) shall terminate upon the successful completion of the Offer notwithstanding anything to the contrary contained therein or herein.

4.9 Indemnification; Insurance

(a)	All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favour of any past or present director or officer of Miranda or any of its subsidiaries (the “Indemnified Persons”) as provided in the constating documents of Miranda or any of its subsidiaries or any indemnification contract or agreement between such Indemnified Person and Miranda or any of its subsidiaries, in each case, that is disclosed in the Miranda Disclosure Letter shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(b)	Without limiting the right of Miranda to do so prior to the Effective Time, Belden and the Acquiror hereby agree to cause Miranda to secure directors’ and officers’ liability insurance coverage by not later than the Effective Time from a reputable and financially sound insurance carrier and containing terms and conditions no less advantageous to the directors and officers of Miranda or any of its subsidiaries than those contained in Miranda’s policy in effect on the date hereof for the current and former directors and officers of Miranda and its subsidiaries on a six year “trailing” (or “run-off”) basis with respect to any claim related to any period of time at or prior to the Effective Time; provided, however, that Belden and the Acquiror will not be required, in order to maintain or cause to be maintained such directors’ and officers’ liability insurance, to pay an annual premium in excess of 300% of the cost of the existing policy as disclosed in writing to Belden before the date of this Agreement; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 300% of such amount, Belden and the Acquiror shall only be required to obtain or cause to be obtained as much coverage as can be obtained by paying an annual premium equal to 300% of such amount. If for any reason such trailing policy is not available, then Belden and the Acquiror agree that for the entire period from the Effective Time until six years after the Effective Time, Belden and the Acquiror will cause Miranda and its subsidiaries or any successor to Miranda and its subsidiaries to maintain Miranda’s and its subsidiaries’ current directors’ and officers’ liability insurance policy or equivalent insurance, in either case from a reputable and financially sound insurance carrier and containing terms and conditions no less advantageous to the directors and officers of Miranda and its subsidiaries (with respect to their acting as directors or officers thereof) than those contained in the policy in effect on the date hereof, for all current and former directors and officers of Miranda and its subsidiaries covering claims made prior to or within six years after the Effective Time.

(c)	If Miranda, its subsidiaries or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of any such entity shall assume all of the obligations set forth in this Section 4.9.

(d)	The provisions of this Section 4.9 are (i) intended for the benefit of the directors, officers and employees of Miranda and its subsidiaries and all present and former directors and officers of Miranda and its subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Miranda shall hold the rights and benefits of this Section 4.9 in trust for and on behalf of the Third Party Beneficiaries and Miranda hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Furthermore, this Section 4.9 shall survive the termination of this Agreement as a result of the occurrence of the Effective Time

4.10 No Personal Liability

No director or officer of Belden or the Acquiror shall have any personal liability whatsoever to Miranda or any third party beneficiary under this Agreement or any other document delivered in connection with the Contemplated Transactions on behalf of Belden or the Acquiror. No director or officer of Miranda shall have any personal liability whatsoever to Belden or the Acquiror under this Agreement or any other document delivered in connection with the Contemplated Transactions on behalf of Miranda, other than any personal liability which might arise from a failure to comply with the Lock-Up Agreements (to the extent such director or officer is a party thereto).

4.11 Anti-Dilution

For greater certainty, for the purposes of this Agreement, the term “Miranda Shares” shall include all shares or other securities into which Miranda Shares may be, after the date hereof, converted into, exchanged for or otherwise changed into pursuant to any liquidation, dissolution, recapitalization, merger, reorganization, amalgamation, amendment to the Miranda’s articles, extraordinary dividend, or other business combination involving Miranda prior to the Expiry Time, and shall also include any and all dividends of cash, securities or other property paid on such Miranda Shares on or after the date hereof.

4.12 Outstanding Stock Options

(a)	The Miranda Board shall resolve (i) to accelerate the vesting of all Options, (ii) to permit the exercise, on a cashless basis, of all Options conditional upon, and immediately prior to, Take-Up, and (iii) to accelerate the expiry date for all unexercised Options so that any unexercised Options shall expire upon Take-Up, in each case with such resolutions being effective prior to the initial scheduled Expiry Date of the Offer.

(b)

Belden and the Acquiror acknowledge and agree that (i) holders of Options will be permitted to tender Miranda Shares issuable upon the exercise thereof to the Offer and for such purpose to exercise their Options (on a cashless basis) and in a manner acceptable to Belden, acting reasonably, conditional upon, and immediately prior to, Take-Up, and (ii) all Miranda Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Options otherwise validly accept the Offer in accordance with its terms with respect to such Miranda Shares. On the conditional exercise of Options, provided that the Miranda Shares acquired thereunder are tendered to the Offer, the holder shall direct the Acquiror in writing (in a form acceptable to the Acquiror, acting reasonably) to pay to Miranda from the proceeds of sale of such Miranda Shares otherwise payable to the Option holder for remittance to the relevant tax authority an amount (the “Withholding Amount”) sufficient to satisfy all applicable income tax and other source deductions arising on the exercise of the Options. The Withholding Amount shall be determined by Miranda provided that Miranda shall consult with Belden and the Acquiror with respect to the manner in which Withholding Amounts are to be determined.

(c)	The foregoing treatment of Options shall be described in the Miranda Circular.

4.13 SARs

Miranda will cause all unexercised SARs to become immediately exercisable at the exercise price established by the Miranda Board at the time of their grant. Miranda will allow the remittance for cancellation of any and all “in-the-money” SARs that are outstanding under the SAR Plan, by those holders who have “in-the-money” SARs and who choose to do so in accordance with paragraph 2 of the SAR Plan, in consideration for a cash payment equal to the difference between the consideration per Miranda Share payable under the Offer and the exercise price established by the Miranda Board at the time of their grant, conditional upon, and immediately prior to, Take-Up. Miranda agrees to terminate the SAR Plan effective as of the Expiry Time, conditional upon, and immediately prior to, Take-Up.

4.14 DSUs and RSUs

Miranda will take all necessary steps under the 2010 RSU Plan and the Miranda Long Term Incentive Plan and make all amendments to such plans as are necessary to cause all Miranda RSUs and Miranda DSUs to be cancelled or paid out by Miranda to participants under the 2010 RSU Plan and the Miranda Long Term Incentive Plan at a price determined in accordance with such plans and shall cancel the 2010 RSU Plan and the Miranda Long Term Incentive Plan effective as of the Expiry Time, the whole conditional upon, and immediately prior to, Take-Up.

4.15 Termination of the Offer

Upon any exercise of termination rights pursuant to Section 6.3, the Acquiror shall, subject to applicable Laws, terminate and withdraw the Offer or take actions to the same effect.

4.16 Required Securities Laws Approvals

Belden and the Acquiror will promptly take such action, including obtaining any exemption orders, consents or approvals, or filing any such documents as may be required under applicable Securities Laws, to permit the Acquiror to make the Offer and perform each of its obligations hereunder, and Miranda shall co-operate in good faith in connection with any such action by Belden and the Acquiror.

ARTICLE 5

NOTICE AND CURE

5.1 Notice and Cure Provisions

Belden and the Acquiror on one hand and Miranda on the other hand will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the date on which the Expiry Time occurs, of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of its representations or warranties contained herein to be untrue or inaccurate on the date hereof or on the date on which the Expiry Time occurs (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty); or

(b)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it on or prior to the date on which the Expiry Time occurs.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Amendment

This Agreement may, at any time and from time to time prior to the Expiry Time, be amended by mutual written agreement of the parties hereto.

6.2 Understanding Regarding Proposed Amendments

The parties agree that if Belden proposes any amendment or amendments to this Agreement or to the Offer, or proposes an alternative transaction (such as a plan of arrangement or amalgamation) whereby Belden or a subsidiary of Belden would effectively acquire all of the Miranda Shares within approximately the same time periods and on economic terms (including at least the same amount and form of consideration per Miranda Share) and other terms and conditions (including, without limitation, tax treatment) and having consequences to Miranda and the Miranda Shareholders that, in the opinion of Miranda, acting reasonably, are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), Miranda will support undertaking and completion of such Alternative Transaction in the same manner as the Offer and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction, provided any such Alternative Transaction shall not be subject to a financing condition, and further provided that it can be effected subject to applicable Laws and the rights of the Miranda Shareholders. In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” with necessary modifications and all terms, covenants, representations and warranties of this Agreement (with the adjustments necessary to reflect the Alternative Transaction) shall be and shall be deemed to have been made in the context of the Alternative Transaction and, if requested by Belden, Miranda shall execute and deliver either an arrangement agreement in a customary form and consistent with the commercial terms of this Agreement or such other agreement giving effect to and evidencing such amendment as may be reasonably required as a result of such modification and adjustments.

6.3 Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Belden, the Acquiror and Miranda;

(b)	by Miranda, if the Acquiror does not mail the Offer by the Latest Mailing Time (other than as a result of a default or breach by Miranda of a material covenant or obligation hereunder) or if the Offer (or any amendment thereto other than as permitted hereunder or as has been mutually agreed by the parties) does not conform in all material respects with the description of the Offer in this Agreement and such non-conformity is not cured within five Business Days from the date of receipt by Belden of written notice to that effect from Miranda;

(c)	by the Acquiror on or after the Latest Mailing Time, if any condition to making the Offer for the Acquiror’s benefit is not satisfied or waived by such date;

(d)	by the Acquiror if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer, as such Expiry Time may be extended by the Acquiror in its sole discretion or as requested pursuant hereto, and the Acquiror shall not elect to waive such condition;

(e)	by Miranda or the Acquiror, if the Acquiror does not take up and pay for the Miranda Shares tendered pursuant to the Offer by the Outside Date, provided that the right to terminate this Agreement pursuant to this clause shall not be available to the Party seeking to terminate if any action of such Party or its affiliates, or any failure of such Party or its affiliates to perform any of its obligations under this Agreement required to be performed by it, shall have resulted in a condition contained in Schedule A not having been satisfied prior to the Outside Date;

(f)	by Miranda or the Acquiror, if:

(i)	any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling enjoining or otherwise permanently prohibiting or restraining any of the Contemplated Transactions, including the Offer and any Subsequent Acquisition Transaction and such order, decree or ruling has become final and non-appealable, provided that if the Acquiror is seeking to terminate this Agreement pursuant to this Section 6.3(f), it shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction; or

(ii)	any litigation or other proceeding is pending or has been threatened to be instituted by any Person or Governmental Entity, which, in the good faith judgment of the Acquiror, could reasonably be expected to result in a decision, order, decree or ruling which enjoins, prohibits, grants damages in a material amount in respect of, or materially impairs the benefits of, any Contemplated Transactions;

(g)	by Miranda, if Belden or the Acquiror shall have breached, or failed to comply with, any of its covenants or obligations under this Agreement in any material respect, or if any representation or warranty of Belden or the Acquiror contained in this Agreement shall have become inaccurate in any material respect provided that: (A) Belden and the Acquiror shall be provided with prompt written notice of such breach, non-compliance or inaccuracy and shall have 10 Business Days from receipt of such notice to cure such breach, non-compliance or inaccuracy; and (B) the collective effect of all such breaches, non-compliance and/or inaccuracies would prevent the completion of the Offer by the Outside Date;

(h)

by the Acquiror, if (i) Miranda or any of its Representatives breached any covenant or obligation in Section 4.6 or Section 4.7, or (ii) Miranda shall have breached, or failed to comply with, any of its other covenants or obligations under this Agreement in any material respect, or if any representation or warranty of Miranda contained in this Agreement shall have become inaccurate in any material respect; provided that, in the case of clause (ii) above only: (A) Miranda shall be provided with prompt written notice of such breach, non-compliance or inaccuracy and shall have 10 Business Days from receipt of such notice to cure such breach, non-compliance or inaccuracy; and (B) the collective effect of all such breaches, non-compliance and/or inaccuracies shall have a Material Adverse Effect on Miranda or otherwise prevent the completion of the Offer by the Outside Date;

(i)	by the Acquiror, if:

(i)	the Miranda Board fails to promptly publicly reaffirm its approval of, and recommend, the Offer in a circumstance contemplated by Section 4.7;

(ii)	the Miranda Board or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of the Offer in any manner adverse to Belden or the Acquiror or remains neutral beyond the ten calendar day period set out in Section 4.6(a)(iv) in respect of an Acquisition Proposal;

(iii)	the Miranda Board or any committee thereof recommends or approves, or publicly proposes to recommend or approve, an Acquisition Proposal; or

(iv)	Miranda or the Miranda Board fails to take any action required under Section 2.6 with respect to the Shareholder Rights Plan; and

(j)	by Miranda in order to enter into an agreement with any Person in respect of a Superior Proposal (other than a confidentiality agreement referred to in Section 4.6(e)), provided that Miranda shall have previously or concurrently paid the Termination Fee specified in Section 6.5(a)(ii).

6.4 Effect of Termination

For greater certainty, the parties agree that the compensation or damages to be received pursuant to Section 6.5 of this Agreement is the sole remedy in compensation or damages of the Party receiving such payment; provided, however, that nothing contained in this Section 6.4, and no payment of an amount under Section 6.5 of this Agreement, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional breach of this Agreement, including the intentional making of a misrepresentation in this Agreement (including the Schedules hereto). Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

6.5 Termination Fee

(a)	If:

(i)	the Acquiror shall exercise its termination rights pursuant to Section 6.3(h)(i) or Section 6.3(i);

(ii)	Miranda shall exercise its termination rights pursuant to Section 6.3(j); or

(iii)	in a case where neither (i) nor (ii) above is applicable, if the Acquiror shall exercise its termination rights pursuant to Section 6.3(d) or Section 6.3(e) and:

(A)	following the date hereof and prior to the date on which this Agreement is terminated, an Acquisition Proposal is publicly announced or made, or any Person has publicly announced an intention to make an Acquisition Proposal; and

(B)	either

(1)	an Acquisition Proposal is completed within 12 months following the date of this Agreement, in which case the Termination Fee shall be paid to the Acquiror concurrently with the completion of such Acquisition Proposal, or

(2)	an agreement in respect of an Acquisition Proposal (other than a confidentiality or standstill agreement contemplated by Section 4.6(e)) is entered into by Miranda within 12 months following the date of this Agreement and such Acquisition Proposal is completed at any time after the date of this Agreement, in which case the Termination Fee shall be paid to the Acquiror concurrently with the completion of such Acquisition Proposal, then in any such case Miranda shall pay to Belden a termination fee of $19,154,790 (the “Termination Fee”) in immediately available funds to an account designated by Belden. Such payment shall be due (i) in the case of the exercise of termination rights specified in Section 6.5(a)(i) immediately upon termination and, in the case of termination by Miranda pursuant to Section 6.5(a)(ii), as a condition to termination, (ii) in the case of the exercise of the termination rights specified in Section 6.5(a)(iii)(B)(1) or 6.5(a)(iii)(B)(2), concurrently with the completion of such Acquisition Proposal. Under no circumstances shall Miranda be obligated to make more than one payment pursuant to this Section 6.5.

For the purposes of Section 6.5(a)(iii), the term “Acquisition Proposal” shall be read such that all references to “20% or more” in the definition of Acquisition Proposal are references to “50.1% or more”.

(b)	Unless the Termination Fee is paid, the Acquiror shall be entitled to an expense reimbursement payment of $1,000,000 (the “Expense Reimbursement”) if this Agreement is terminated pursuant to Section 6.3(h)(ii), in which case the Expense Reimbursement will be paid to the Acquiror (or an assignee) promptly upon, and in any event within two Business Days of, such termination, except in a circumstance where Miranda is entitled to terminate this Agreement pursuant to Section 6.3(g), in which event no Expense Reimbursement will be payable hereunder.

(c)	Any obligation to make a payment as a result of this Section 6.5 shall survive the termination of this Agreement.

6.6 Liquidated Damages

Belden and the Acquiror acknowledge that, in the circumstances in which a Termination Fee becomes payable pursuant to Section 6.5, such Termination Fee to be paid represents payment of liquidated damages which are a genuine pre-estimate of the damages which Belden and the Acquiror will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty. Miranda irrevocably waives any right it may have to raise a defence that any such liquidated damages are excessive or punitive. Belden and the Acquiror agree that the payment of the amount pursuant to Section 6.5 is the sole and exclusive remedy of Belden and the Acquiror in respect of the events giving rise to the payment of the Termination Fee.

6.7 Remedies

The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to such equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties.

ARTICLE 7

GENERAL

7.1 Notices

(a)	All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy in each case addressed to the particular Party at:

(i)	If to Miranda, at:

Miranda Technologies Inc.

3499 Douglas-B.-Floreani

St-Laurent, QC H4S 2C9

Attention: Strath Goodship

Telecopier No.: 514-333-9828

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1000 De La Gauchetière St. West, Suite 2100

Montreal, Québec H3B 4W5

Attention: Robert Yalden

Telecopier No.: 514-904-8101

(ii)	If to Belden at:

Belden Inc.

7733 Forsyth Blvd., Suite 800

St. Louis, MO 63105

Attention: Legal Department

Telecopier No.: 314-854-8001

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1E6

Attention: Jonathan Grant

Telecopier No.: 416-868-0673

(iii)	If to the Acquiror at:

Belden CDT (Canada) Inc.

1 First Canadian Place, 16th Floor

100 King Street West

Toronto, Ontario M5X 1G5

Attention: Legal Department

Telecopier No.: 314-854-8001

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1E6

Attention: Jonathan Grant

Telecopier No.: 416-868-0673

or at such other address of which any Party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

7.2 Assignment

This Agreement shall not be assigned by operation of Law or otherwise other than as expressly permitted by this Agreement. This Agreement may be assigned by Miranda with the prior written consent of Belden and the Acquiror and may be assigned by Belden or the Acquiror with the prior written consent of Miranda.

7.3 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder except as provided in Section 4.9.

7.4 Waiver and Modification

Miranda, Belden and the Acquiror may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective must be in writing executed by the Party granting such waiver or consent. No waiver shall operate as a waiver of any other matter whatsoever.

7.5 Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof, including assisting the other Party in seeking and obtaining the Third Party Consents.

7.6 Expenses

The parties agree that all out-of-pocket expenses of the parties relating to the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

7.7 Publicity

Belden and Miranda agree to make a joint news release with respect to this Agreement and the transactions contemplated herein as soon as practicable after the date hereof. Belden, the Acquiror and Miranda further agree that, from the date hereof until the earlier of the completion of the Offer and the termination of this Agreement, except as required by applicable Laws, neither Belden, the Acquiror nor Miranda shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other Parties, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with applicable Securities Laws. Moreover, in any event, each Party agrees to give prior notice to the other Party of any public announcement relating to the Offer and agrees to consult with the other Party, and acting reasonably and in good faith, to consider comments provided by the other Party, prior to issuing each such public announcement.

7.8 Governing Laws

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein and shall be treated in all respects as a Québec contract. The parties to this Agreement hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Québec.

7.9 Time of Essence

Time shall be of the essence in this Agreement.

7.10 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Support Agreement as of the date first written above.

MIRANDA TECHNOLOGIES INC.

per:	“W. Brian Edwards”
Name:	W. Brian Edwards
Title:	Chairman of the Board of Directors

BELDEN INC.

per:	“Kevin Bloomfield”
Name:	Kevin Bloomfield
Title:	General Counsel

BELDEN CDT (CANADA) INC.

per:	“Kevin Bloomfield”
Name:	Kevin Bloomfield
Title:	General Counsel

Support Agreement

SCHEDULE A

OFFER TERMS

1.	General Terms. The Offer shall be made by a take-over bid circular prepared in compliance with the applicable Securities Laws.

2.	Consideration. Subject to Section 4.11, the Acquiror shall offer to acquire the Miranda Shares for consideration consisting of $17.00 in cash (the “Offer Price”) for each Miranda Share.

3.	Conditions of the Offer. The Offer shall be subject to the following terms and conditions which shall have been satisfied or waived to the Acquiror’s satisfaction:

(a)

there shall have been validly deposited under the Offer and not withdrawn a number of Miranda Shares which constitute, together with any Miranda Shares directly or indirectly owned by the Acquiror or its affiliates, at least 66 2/3% of the outstanding Miranda Shares (on a fully diluted basis, excluding any Rights which may be issued pursuant to the Shareholder Rights Plan);

(b)	the Miranda Board shall have (i) deferred the Separation Time of the Rights under the Shareholder Rights Plan and (ii) irrevocably waived or suspended the operation of the Shareholder Rights Plan or otherwise rendered the Shareholder Rights Plan inoperative against the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(c)	The Lock-Up Agreements shall not have been breached or terminated in accordance with their terms;

(d)	All Options, SARs, Miranda DSUs and Miranda RSUs shall have been exercised or cancelled in accordance with the terms of the respective plans;

(e)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, without limitation, those of any stock exchanges or other securities or regulatory authorities and the Antitrust Approvals) which in the Acquiror’s reasonable judgement are necessary to obtain in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions satisfactory to the Acquiror, acting reasonably;

(f)	there shall not be in force any final and non-appealable judgement, injunction, order or decree, there shall not have been passed any Law prohibiting, preventing, restraining or enjoining the consummation of the transactions contemplated by the Agreement;

(g)	no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated, amended, applied or otherwise come into effect or existence, in either case:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Acquiror of the Miranda Shares or the right of Acquiror to own or exercise full rights of ownership of the Miranda Shares, or the consummation of any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction;

(ii)	which, if the Offer (or the consummation of any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction) were consummated, would reasonably be expected to have a Material Adverse Effect on Miranda; or

(iii)	which would prevent the ability of the Acquiror or its affiliates to effect a Subsequent Acquisition Transaction;

(h)	there shall not exist any prohibition at law against the Acquiror making the Offer, taking up and paying for Miranda Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

(i)	the Support Agreement shall not have been terminated in accordance with its terms;

(j)	all representations and warranties of Miranda in Schedule C (in each case without giving effect to any materiality qualifications or limitations therein) shall be true and correct as at the Expiry Time as if made at and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date), except for any breach or failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, constitute a Material Adverse Effect on Miranda;

(k)	Miranda shall have observed and performed its covenants and obligations set out in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by Miranda at or prior to the Expiry Time;

(l)	A Material Adverse Effect shall not exist or have occurred with respect to Miranda; and

(m)	the Acquiror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Miranda with any securities commission or similar securities regulatory authority in any of the provinces of Canada, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by Miranda to the public, which the Acquiror shall have determined has or would reasonably be expected to have a Material Adverse Effect on Miranda.

SCHEDULE B

ANTITRUST APPROVALS

1.	Competition Act Approval means:

(a)	the issuance of an advance ruling certificate by the Commissioner pursuant to section 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement, and such certificate has not been rescinded or amended; or

(b)	the Acquiror and Miranda shall have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act shall have expired or shall have been waived in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice shall have been waived pursuant to subsection 113(c) of the Competition Act,

and, in the case of (b) or (c) above, the Acquiror and Miranda shall have been advised in writing by the Commissioner that such person does not, at that time, intend to make an application under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, and the form of and any material terms and conditions attached to any such advice would not adversely affect the Acquiror in the discretion of the Acquiror, acting reasonably, and such advice has not been rescinded or amended.

2.	HSR Compliance means that the parties have made the requisite filings under the Hart-Scott-Rodino Antitrust Improvements Act, and the applicable waiting period has expired or been terminated.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF MIRANDA

1.	Organization and Subsidiaries. Each of Miranda and its subsidiaries has been duly incorporated or formed under applicable Law, is validly existing and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted and is duly registered, licensed or otherwise qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so registered, licensed or otherwise qualified would, individually or in the aggregate, not have a Material Adverse Effect on Miranda.

Miranda has no subsidiaries other than Miranda Technologies Asia Limited, Miranda Asia K.K., Miranda MTI, Inc. (“Miranda MTI”), Miranda Technologies (GVD) LLC (“Miranda GVD”), Miranda Technologies Ltd. (“Miranda Technologies”), Miranda Technologies Singapore Pte. Ltd. (“Miranda Singapore”), Miranda Technologies Malaysia (“Miranda Malaysia”), Miranda Technologies France S.A.S., MTAI Holdings (“Miranda MTAI”) and Miranda Technologies (PA) Limited (“Miranda PA”). Miranda GVD is a wholly owned subsidiary of Miranda MTI. Miranda Singapore and Miranda Malaysia are wholly owned subsidiaries of Miranda Technologies. Miranda PA is a wholly owned subsidiary of Miranda MTAI.

All of the outstanding shares and all other ownership interests in the subsidiaries of Miranda are duly authorized, validly issued, fully paid and non-assessable and, except as disclosed in the Miranda Disclosure Letter and except pursuant to restrictions on transfer contained in the articles of the applicable subsidiary, all such shares and other ownership interests are owned directly or indirectly by Miranda, free and clear of all Encumbrances. Except as disclosed in the Miranda Disclosure Letter, neither Miranda nor any of its subsidiaries has any ownership interest (other than an ownership interest in a subsidiary of Miranda and ownership of any marketable securities of publicly-listed issuers or Governmental Entities) in any Person.

Except as disclosed in the Miranda Disclosure Letter, there are no outstanding contractual or other obligations of Miranda or any of its subsidiaries to repurchase, redeem or otherwise acquire any of their respective securities or with respect to the voting or disposition of any outstanding securities of any of them.

2.	Capitalization. The authorized share capital of Miranda consists of an unlimited number of Common Shares. As at June 4, 2012, there were 21,853,989 Common Shares outstanding. Except as disclosed in the Miranda Disclosure Letter, as at the date hereof, there were no options, warrants, conversion privileges or other rights (whether pre-emptive or contractual), agreements, arrangements or commitments obligating Miranda or any of its subsidiaries to issue or sell any shares of the capital of Miranda or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of Miranda or any of its subsidiaries. The Miranda Disclosure Letter sets forth all securities issued, issuable or outstanding, as at the date hereof, and all rights, entitlements and benefits outstanding under the Miranda Stock Option Plan, the Miranda Long Term Incentive Plan, the SAR Plan and the 2010 RSU Plan.

All securities of Miranda have been issued in compliance with all applicable Laws, including applicable Securities Laws. All outstanding Miranda Shares and the Miranda Shares to be issued on the exercise of Options have been duly authorized. The outstanding Miranda Shares are, and the Miranda Shares to be issued on the exercise of Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, and are not and will not be subject to, or issued in violation of, any preemptive rights.

A true and complete copy of the Shareholder Rights Plan is available on SEDAR.

Other than the Options, there are no outstanding securities, bonds, debentures or other evidences of indebtedness of Miranda or its subsidiaries that have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of the Miranda Shares on any matter. No holder of securities issued by Miranda or its subsidiaries has any right to compel Miranda or its subsidiaries to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

3.	Authority.

(a)	Miranda has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Miranda and the consummation by Miranda of the transactions contemplated by this Agreement have been duly authorized by the Miranda Board and, subject to the disclosure in the Miranda Disclosure Letter, no other proceedings on the part of Miranda are necessary to authorize this Agreement, or the Miranda Circular or the transactions contemplated hereby, other than, with respect to the Miranda Circular and other documents relating thereto, the approval of the Miranda Board.

(b)	This Agreement has been duly executed and delivered by Miranda and constitutes a valid and binding obligation of Miranda, enforceable against Miranda in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(c)	Except as set forth in the Miranda Disclosure Letter, the execution and delivery by Miranda of this Agreement and performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, will not:

(i)	result (with or without notice or the passage of time) in a violation or breach of, or constitute a default under, require any consent or authorization to be obtained under or give rise to any right of termination, amendment, cancellation, suspension, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right, under any provision of:

(A)	Miranda’s or any subsidiary of Miranda’s certificate of incorporation, articles, by-laws or other constating documents;

(B)	except in connection with any Antitrust Approvals, any Law, regulation, order, judgment or decree; or

(C)	except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Miranda, any Contract by which Miranda or any of its subsidiaries is bound; or

(ii)	require a Third Party Consent, or give rise to any right of termination or payment, under any Material Contract (as defined herein); or

(iii)	other than under a Mortgage or its related credit agreement, give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(iv)	result in any payment (including retention, severance, unemployment, compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Miranda or any of its subsidiaries, or materially increase any benefit payable to such director, officer or employee by Miranda or any of its subsidiaries, or result in the acceleration of time or payment or vesting of any such benefits; or

(v)	result in the imposition of any Encumbrance (other than Permitted Encumbrances or Encumbrances arising from or in connection with any financing or other arrangement entered into by the Acquiror) upon any of its assets or the assets of any of its subsidiaries, or restrict, hinder, impair or limit the ability of Miranda or any of its subsidiaries to carry on the business of Miranda or any of its subsidiaries as and where it is now being carried on or as and where it may be carried on in the future, except as could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on Miranda.

4.	Absence of Changes. Since December 31, 2011, except as set forth in the Miranda Disclosure Letter or as Publicly Disclosed by Miranda prior to the date hereof, (a) there has not been any change in the financial condition, properties, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of Miranda or any of its subsidiaries, considered as a whole, that would, individually or in the aggregate, have a Material Adverse Effect on Miranda, (b) the business of Miranda and its subsidiaries have been carried on in the ordinary course, consistent with past practice; (c) neither Miranda nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (d) there has not been any incurrence, assumption or guarantee by Miranda or any of its subsidiaries of any debt for borrowed money, any creation or assumption by Miranda or any of its subsidiaries of any Encumbrance or any making by Miranda or any of its subsidiaries of any loan, advance or capital contribution to, or investment in, any other Person; (e) there has not been any acquisition, exclusive license or sale by Miranda or any of its subsidiaries of any material property or assets; (f) there has been no dividend or distribution of any kind declared, paid or made by Miranda on any Miranda Shares; (g) Miranda has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Miranda Shares; and (h) except in the ordinary course of business, neither Miranda nor any of its subsidiaries has increased the compensation paid or payable to its employees or changed any benefit to which its employees or former employees are entitled under any Benefit Plan or created any new Benefit Plan or modified, amended or terminated any Benefit Plan.

5.

Financial Statements. The audited consolidated financial statements of Miranda for the fiscal year ending December 31, 2011 and the interim financial statements for the period ended March 31, 2012 (the “Miranda Financial Statements”) were prepared in accordance with IFRS, and fairly present the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial condition of Miranda and its subsidiaries at such dates indicated and the results of operations and cash flows of Miranda and its subsidiaries (on a consolidated basis) for the periods covered. The Miranda Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of all contingent liabilities, if any, of Miranda and its subsidiaries on a consolidated basis. There has been no material change in Miranda’s accounting policies, except as described in the notes to the Miranda Financial Statements. Neither Miranda nor any of its subsidiaries nor, to Miranda’s knowledge, any of its or its subsidiaries Representatives has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methodologies or methods of Miranda or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Miranda or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Miranda Board.

6.	Undisclosed Liabilities. Except as disclosed in the Miranda Disclosure Letter, neither Miranda nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, or any obligation to issue debt securities, or guarantee, assume, endorse, indemnify or otherwise become responsible for the obligations of any other Person except for: (i) liabilities and obligations that are specifically disclosed on or reserved against in the unaudited balance sheet of Miranda as of March 31, 2012 or in the notes thereto; and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2012, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Miranda and its subsidiaries (other than those disclosed on such balance sheet), reasonably be expected to have a Material Adverse Effect on Miranda.

7.	Litigation, etc. Except as set forth in the Miranda Disclosure Letter or Publicly Disclosed by Miranda prior to the date hereof, there is no claim, action, inquiry, suit, hearing, arbitration, investigation or other proceeding pending or, to the knowledge of Miranda, threatened against or relating to Miranda or any of its subsidiaries or affecting any of their properties or assets before any Governmental Entity, nor is Miranda subject to any outstanding order, writ, injunction or decree, that has had or is reasonably likely to have a Material Adverse Effect on Miranda or that is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

8.	Disclosure Record. Miranda has filed all documents or information required to be filed by it under applicable Securities Laws with the applicable securities regulatory authorities since January 1, 2011. After giving effect to all subsequent filings in relation to matters covered in earlier filings, the public filings Publicly Disclosed by Miranda under the provisions of applicable Securities Laws (i) do not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities. Miranda has not filed any confidential material change report with any securities regulatory authority that at the date hereof remains confidential.

9.	Related Party Transactions. Except as disclosed in the Miranda Disclosure Letter or as Publicly Disclosed by Miranda, there have not been any, and there are no current Contracts, commitments, agreements, arrangements or other transactions other than ordinary course transactions (“Related Party Transactions”) between: (a) Miranda or any of its subsidiaries on the one hand; and (b) any officer or director of Miranda or any of its subsidiaries or, to Miranda’s knowledge, any beneficial owner of 10% or more of the Miranda Shares, or any affiliate of any officer, director or such beneficial owner, on the other hand. Except as disclosed in the Miranda Disclosure Letter or as Publicly Disclosed by Miranda, since January 1, 2011, there has been no claim, and there is not presently outstanding any claim by any past or present holder of securities against Miranda, or any past or present directors of Miranda in connection with any Related Party Transactions and to the knowledge of Miranda there are no facts which would substantiate any such claims.

10.	Tax Residency. Miranda is not a non-resident of Canada for the purposes of the Tax Act.

11.	Taxes. Miranda and each of its subsidiaries has filed all material Tax Returns required to be filed by it on or before the date of this Agreement, and except as set forth in the Miranda Disclosure Letter, those Tax Returns were complete and correct in all material respects and Miranda and each of its subsidiaries has duly and timely paid all material Taxes (including instalments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and Miranda has provided adequate accruals in accordance with IFRS and all other applicable accounting rules and principles, in the most recently published financial statements of Miranda for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Except as set forth in the Miranda Disclosure Letter, since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business. Miranda and each of its subsidiaries has duly and timely withheld in respect of any amount paid or credited by it to or for the account or benefit of any Person, the amount of all material Taxes and other deductions required under any applicable Law to be withheld from any such amount and has duly and timely remitted such withheld amounts to the appropriate Governmental Entity. Except as disclosed or reflected in the Miranda Disclosure Letter, there are no actions, suits, proceedings, investigations or claims threatened against Miranda or any of its subsidiaries in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such authority. Except as disclosed or reflected in the Miranda Disclosure Letter, none of Miranda or its subsidiaries has provided to any Governmental Entity a waiver or extension of time for the assessment of Taxes. To the knowledge of Miranda, there has not been an acquisition of control (within the meaning of the Tax Act) of Miranda at any time subsequent to the end of the oldest taxation year of Miranda for which the normal reassessment period under the Tax Act has yet to expire.

12.	Compliance.

(a)	Miranda has at all times complied with its articles, by-laws and other constating documents, all leases and other Material Contracts, all mortgages and other credit facilities, all insurance policies and all applicable Laws, except where any failure to do so would not have a Material Adverse Effect on Miranda. Without limiting the generality of the foregoing, Miranda and each of its subsidiaries have complied with, and are not in violation of, any, applicable Laws, and have not taken any action which is otherwise inconsistent with or prohibited by substantive provisions of the Corruption of Foreign Public Officials Act (Canada) and the U.S. Foreign Corrupt Practices Act, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Miranda, or which would not materially impair the ability of Miranda to perform its obligations hereunder or reasonably be expected to prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Neither Miranda nor any of its subsidiaries has received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist that would lead to a loss, suspension or modification of, or a refusal to issue any permits that would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Miranda or any of its subsidiaries to operate their respective businesses in a manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Miranda.

(b)	Miranda has not paid or offered to pay any Consideration to a Governmental Official, directly or indirectly, if such offer or payment of Consideration was made with the intent of obtaining or retaining business and with corrupt intent. The preceding sentence will not apply with respect to modest gifts or reasonable meals or entertainment if given only to build general goodwill and if not given with corrupt intent.

(c)	To the knowledge of Miranda, Miranda’s Books and Records accurately and fairly reflect business transactions and Miranda has internal accounting controls that provide reasonable assurances that such transactions are executed in accordance with management’s authorization and are properly recorded.

13.	Authorizations. Miranda and each of its subsidiaries possess all Authorizations necessary to properly conduct their respective businesses, except for any such Authorizations, the failure of which to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Miranda, or would not reasonably be expected to materially impair the ability of Miranda to perform its obligations hereunder or prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Each Authorization obtained by Miranda and its subsidiaries is in full force and effect and not subject to any dispute, except for any such dispute that would not reasonably be expected to result in a Material Adverse Effect, or would not reasonably be expected to materially impair the ability of Miranda to perform its obligations hereunder or prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Miranda and its subsidiaries are in compliance with each of its Authorizations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to materially impair the ability of Miranda to perform its obligations hereunder or prevent or materially delay the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. No event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

14.	Merger Control Filings. The information provided by Miranda to the Acquiror to determine if merger control filings required under any antitrust or competition Law is accurate and complete in all material respects.

15.	Real Property. The Miranda Disclosure Letter contains a complete and accurate list of the real property currently owned by Miranda or any of its subsidiaries and sets forth the name of the entity owning such property as well as the legal description of each parcel of real property currently owned by Miranda or any of its subsidiaries (collectively, the “Owned Real Property”). Except as disclosed in the Miranda Disclosure Letter, (i) Miranda or one of its subsidiaries has good and marketable title to all such Owned Real Property; (ii) such ownership is not subject to any Encumbrances, except for Permitted Encumbrances; and (iii) all buildings, fixtures and improvements included in such property respect in all material respects the applicable municipal zoning regulations and fire safety regulations and are in adequate condition and state of repair, normal wear and tear expected, for the continued conduct of the business of Miranda and its subsidiaries in the manner in which it is currently conducted.

16.	Leased Properties. The Miranda Disclosure Letter contains a complete and accurate list of premises currently leased by Miranda and any of its subsidiaries. Each real property lease pertaining to such leased premises (a “Lease”) has been validly executed and delivered by Miranda or the subsidiary that is a party thereto and is in full force and effect. To the knowledge of Miranda, there exists no default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default on the part of Miranda under such Lease which would give the lessor the right to terminate the Lease, charge any increase in rent or require any material penalty or similar material payment, subject to all rights to cure under such Lease. Except as disclosed in the Miranda Disclosure Letter, the completion of the transactions contemplated by the Offer will not give rise to or trigger any change of control provision or termination right under any Lease.

17.	Environmental Matters. Except as set forth in the Miranda Disclosure Letter, Miranda and its subsidiaries, and their respective business, operations and properties:

(a)	except for instances of non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect on Miranda, are in compliance in all respects with all applicable environmental Laws (including any environmental permits) in Canada;

(b)	have obtained all environmental permits which are required in order to carry on their respective businesses and operations under all applicable environmental Laws, except where non-compliance or failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect on Miranda;

(c)	have not at any time received any written notice, written notice of default, orders, summons, or notice of judgment or commencement of proceedings of any nature related to any material breach, liability or remedial action, of or arising under environmental Laws (including any environmental permits), which would have individually or in the aggregate a Material Adverse Effect on Miranda; and

(d)	have not at any time given any written undertakings with respect to remedying any breach of or liability under environmental Laws which have not been duly performed, which breach or liability would have a Material Adverse Effect on Miranda.

18.	Books and Records. The Books and Records and minute books of Miranda and its subsidiaries are maintained in all material respects in compliance with all applicable Laws. Except as disclosed in the Miranda Disclosure Letter or as Publicly Disclosed by Miranda, there have been no material changes in the accounting methods, principles, practices or policies of Miranda since December 31, 2011.

19.	Insurance. Copies of all material policies of insurance in force on the date hereof naming Miranda or any of its subsidiaries as an insured have been provided to the Acquiror; such copies were true and accurate as of the date hereof; and since December 31, 2011, no changes have been made to such policies that, individually or in the aggregate, would have a Material Adverse Effect on Miranda. All premiums payable prior to the date hereof under material policies of insurance naming Miranda or any of its subsidiaries as an insured have been paid and neither Miranda nor any of its subsidiaries has failed to make a material claim thereunder on a timely basis except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on Miranda. Each of such material policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by Miranda through the Expiry Time. No written or, to the knowledge of Miranda, other notice of cancellation or termination has been received by Miranda or any subsidiary of Miranda with respect to any such policy.

20.	Intellectual Property.

(a)

(i) Miranda and its subsidiaries own all right, title and interest, with a good and marketable title, free and clear of all Encumbrances or any other rights of others other than Permitted Encumbrances or as disclosed in the Miranda Disclosure Letter, and have the sole and exclusive right to use, or are the licensee, sub-licensee or franchisee, as the case may be, of all patents, trademarks, trade names, copyrights, Software (as defined below), Software-Related Products (as defined below), industrial designs, trade secrets, know-how, confidential information, inventions, ideas, integrated circuit topographies, mask works, goodwill associated with trademarks or proprietary rights, whether registered or not (all collectively referred to as “Intellectual Property”) used or held for use by Miranda or any of its subsidiaries in their respective businesses, which, to the knowledge of Miranda, is the only Intellectual Property necessary for the operation of the business of Miranda and its subsidiaries as conducted at the Effective Time; (ii) to the knowledge or Miranda, no event has occurred with respect to the Intellectual Property of Miranda or any of its subsidiaries, that would abandon, make invalid or unenforceable, or negate the right to use, ownership or title of any Intellectual Property owned, used or held for use by Miranda or any of its subsidiaries; (iii) none of Miranda or any of its subsidiaries is subject to pending or, to the knowledge of Miranda, threatened litigation before a Governmental Entity contesting patentability or validity of any Intellectual Property owned, used or held for use by Miranda or any of its subsidiaries; (iv) to the knowledge or Miranda, the conduct of the business of Miranda and its subsidiaries and the use of Intellectual Property by them do not infringe, violate, misappropriate or misuse Intellectual Property or moral rights of any other Person, and, except as disclosed in the Miranda Disclosure Letter, none of Miranda or any of its subsidiaries has received any notice, complaint, threat or claim alleging infringement, violation, misappropriation or misuse of, any Intellectual Property or moral right of any other Person, including but not limited to, third parties, current or former employees and independent contractors of Miranda and its subsidiaries; and (v) to the knowledge or Miranda, there is no and has not been any conflict, unauthorized use, infringement, misuse or misappropriation of any Intellectual Property owned, used or held for use by Miranda or any of its subsidiaries or any breach at any time of any duty or obligation owed to Miranda or any of its subsidiaries in respect of any Intellectual Property;

(b)	The Miranda Disclosure Letter contains a complete and accurate list of all registered or applied for Intellectual Property owned, used or held for use by Miranda and its subsidiaries;

(c)	Each of the current and former employees, and independent contractors of Miranda and each of the subsidiaries who is involved in the development of Miranda’s products has entered into a written proprietary rights agreement with Miranda or the applicable subsidiary (i) assigning to Miranda or the applicable subsidiary any intellectual property rights in any developments, works, inventions or improvements produced or designed by such person during the term of and in the course of employment, or otherwise, with Miranda or the applicable subsidiary; and (ii) which contains customary confidentiality and non-disclosure covenants; and, to the knowledge of Miranda, there have not been any breaches of such agreements. None of Miranda or any of its subsidiaries owes any compensation, license fees, or royalty payments with respect to any developments, works, inventions or improvements produced or designed by current or former employees or independent contractors of Miranda or any of its subsidiaries;

(d)	Miranda and its subsidiaries have taken all reasonable commercial measures to maintain the secrecy of their trade secrets, confidential information and know-how. To the knowledge of Miranda, all trade secrets, confidential information and know-how of Miranda and its subsidiaries is sufficiently documented in order to exploit such trade secrets, confidential information or know-how without the need to rely on knowledge or memory of any person;

(e)

To the knowledge of Miranda, none of the computer programs, computer-related programs, source code, executable code or object code (collectively, the “Software”) distributed, used or sold by Miranda or any of its subsidiaries, whether under a separate sale, distribution or license agreement or as a part of any machinery, equipment, computer, hardware or their parts (collectively, the “Software-Related Products”), uses, incorporates, integrates or is bundled with any Software, including but not limited to open source Software, public source Software or freeware Software, or any modifications or deviations thereof, in a manner that would require Miranda or any of its subsidiaries to distribute or to grant access to the source code of any Software owned, used or held for use by Miranda or its subsidiaries or that would restrict the ability of Miranda or its subsidiaries to charge for the ongoing distribution or sale of the Software or Software-Related Products in the ordinary course of business and consistent with past practice;

(f)	None of Miranda or any of its subsidiaries is party to any agreement, contract, or judicial order that in any way limits or restricts any Intellectual Property that Miranda or its subsidiaries own and/or currently use to conduct their respective businesses except with respect to the exclusions and limitations included in license agreements to which Miranda or any of its subsidiaries is party and which have been provided in the Data Room;

(g)	None of Miranda or any of its subsidiaries is party or was party to any research and development, joint development, joint venture, cooperation, initiative or a similar agreement, that would (i) grant any other party to such agreement any rights with respect to the Intellectual Property of Miranda or any of its subsidiaries, or (ii) limit the use or licensing by Miranda or any of its subsidiaries of any of their Intellectual Property; and

(a)	None of Miranda or any of its subsidiaries is party to any agreement, contract, or judicial order obliging the disclosure or the escrowing of any of Miranda’s or any of its subsidiaries’ proprietary Software, whether distributed under a separate sale, distribution or license agreement or as a part of any Software-Related Products, to another Person or for the benefit of another Person.

21.	Product Warranty. Each product and service designed, manufactured, fabricated, sold, leased or delivered by Miranda has been in conformity with all contractual commitments and all express and implied warranties, and Miranda has no liability (and, to the knowledge of Miranda, there is no basis for any present or future proceeding, charge, complaint, claim or demand against Miranda or Acquiror giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except as disclosed in the Miranda Disclosure Letter. Other than pursuant to the Material Contracts listed in the Miranda Disclosure Letter, no product or service designed, manufactured, fabricated, sold, leased or delivered by Miranda is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in detail (by product) in the Miranda Disclosure Letter.

22.	Product Liability. Miranda has no material liability (and, to the knowledge of Miranda, there is no basis for any present or future proceeding, charge, complaint, claim or demand against Miranda or the Acquiror giving rise to any material liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, fabricated, sold, leased or delivered by Miranda, except as contemplated in the Miranda Disclosure Letter.

23.	Relationships with Customers and Suppliers. Neither Miranda nor any of its subsidiaries has received any written or other notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Miranda or one or more of its subsidiaries and, to the knowledge of Miranda, no such action has been threatened.

24.	Material Contracts. All Contracts, licences, agreements, commitments, entitlements or engagements to which Miranda or any of its subsidiaries is a party or by which any of them is bound and all leases involving payments by Miranda or its subsidiaries (whether written or oral): (i) which involve aggregate future payments by or to any of them in excess of $500,000 in any 12-month period or which extend for a period of more than two years and are not terminable without penalty of less than $50,000; (ii) which, if terminated without the consent of Miranda or any of the subsidiaries, would have, or reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on Miranda; (iii) entered into since January 1, 2011, for the sale of securities or assets of Miranda or any of its subsidiaries, or for the acquisition of securities, assets or businesses of others (by merger, amalgamation, reorganization, arrangement or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets; (iv) is a Contract that contains any non-competition obligations, grants any exclusivity to third parties or otherwise restricts the business of Miranda or any of its subsidiaries; (v) is with a Governmental Entity; or (vi) which are otherwise material or outside the ordinary and regular course of business; (collectively, “Material Contracts”) are listed in the Miranda Disclosure Letter.

Each of the Material Contracts is in full force and effect, is valid, binding and enforceable against the parties thereto, and has not been modified by any agreement (written or oral), has not been assigned, transferred or hypothecated, nor has any notice of termination been given thereunder. Neither Miranda nor any of its subsidiaries is in material breach or default under any Material Contract or has knowledge of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default. Neither Miranda nor any subsidiary of Miranda knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Miranda, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Material Contract by any other party thereto, except where any such violation or default would not, individually or in the aggregate, constitute a material default thereunder.

25.	Employment Matters.

(a)	Except as disclosed in the Data Room or the Miranda Disclosure Letter, no person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments (including, without limitation, bonus, golden parachute, retirement, severance, retiring allowance or similar payment, or any other benefit or enhanced benefit) in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, Miranda or any of its subsidiaries, following a change of control of Miranda and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to Miranda or any of its subsidiaries following a change of control of Miranda.

(b)	Except as disclosed in the Data Room, neither Miranda nor any of its subsidiaries is a party to any employment, engagement or similar agreement with any director or officer of Miranda or any of its subsidiaries.

(c)	Subject to Section 33 of this Schedule C, Miranda has not declared or paid, or committed to declare or pay, any amount to any Person in respect of a performance or incentive or other bonus in connection with the completion of the Contemplated Transactions.

(d)	Except as disclosed in the Data Room, neither Miranda nor any of its subsidiaries is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaign and there are no current, pending or threatened strikes, stoppages, slowdowns, lockouts or other labour disputes or disruptions at Miranda or at any of its subsidiaries.

(e)	No material grievance nor any arbitration proceeding arising out of or pursuant to any collective bargaining agreement nor any labour complaint is pending with respect to any of the employees of Miranda or of any of its subsidiaries.

26.	Benefit Plans. The Data Room contains true and complete copies of all documents relating to the Benefit Plans. There are no entities other than Miranda or its subsidiaries participating in any Benefit Plan. Each of the Benefit Plans is and has been established, registered (where required), maintained, funded, invested and administered in compliance in all material respects with its terms and with applicable Laws. All contributions to and payments from each Benefit Plan that were required to be made in accordance with the terms of any such Benefit Plan, and, where applicable, with the laws that govern such Benefit Plan, have been made in a timely manner. No Benefit Plan promises or provides retiree welfare benefits or retiree life insurance benefits or any other non-pension post-retirement benefits to any Person. None of the Benefit Plans require or permit a retroactive increase in premiums or payments, or require additional payments or premiums on the termination of any Benefit Plan or insurance contract in respect thereof. There has been no amendment to, announcement relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. There are no outstanding actions, suits or claims pending or, to the knowledge of Miranda, threatened concerning the assets held in the funding media for the Benefit Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the knowledge of Miranda, threatened against or affecting any Benefit Plan which could, individually or in the aggregate, result in a Material Adverse Effect or a material and adverse change to any Benefit Plan maintained as of the Effective Time. None of Miranda nor any of its subsidiaries currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement” or a “deferred profit sharing plan”, each as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees. None of the Benefit Plans is a multi-employer plan.

27.	Severance Liabilities. Except as set out in the Miranda Disclosure Letter, neither Miranda nor any subsidiary of Miranda is subject to any liabilities for severance or other payments in connection with the termination or cessation of functions (whether voluntary or involuntary) of any Person (“Officer Obligations”) in excess of an aggregate of $50,000 and Miranda will not automatically become subject to any such liabilities as a result of, or in connection with, the completion of the Offer.

28.	Reporting Issuer Status. As at the date hereof Miranda is a reporting issuer not in default under the securities laws of each of the provinces and territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of Miranda and, to the knowledge of Miranda, no inquiry or investigation (formal or informal) of the AMF, the OSC or the TSX is in effect or ongoing or, to the knowledge of Miranda, expected to be implemented or undertaken with respect to Miranda.

29.	Disclosure Controls and Procedures. Miranda maintains a system of disclosure controls and procedures intended to ensure that the information disclosed by Miranda under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Securities Laws and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made. To the knowledge of Miranda, such disclosure controls and procedures are effective in timely alerting the Chief Executive Officer and Chief Financial Officer of Miranda to material information required to be included in Miranda’s periodic reports required under Securities Laws.

30.	Internal Control Over Financial Reporting. Miranda maintains a system of internal controls over financial reporting intended to ensure that Miranda’s annual financial statements, together with the other financial information included in its annual filings, fairly present in all material respects the financial condition, results of operations and cash flows of Miranda as of the date of and for the periods presented in the annual filings. The annual and interim certifications filed by Miranda as part of the Miranda Public Documents have been true and accurate. To the knowledge of Miranda there is and there has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Miranda. Miranda has received no: (i) complaints, allegations, assertions or claims from any source regarding accounting, internal accounting controls or auditing matters; or (ii) expressions of concern from employees of Miranda or any of its subsidiaries regarding questionable accounting or auditing matters or questionable payments.

31.	United States Securities Laws. The Miranda Shares are not, and are not required to be, registered pursuant to Section 12 of the United States Securities Exchange Act of 1934. Miranda is not, and is not required to be, registered as an investment company under the Investment Company Act of 1940, as amended.

32.	Investment Canada Act. The value of the assets of Miranda, calculated in the manner prescribed by the Investment Canada Act, is less than $330 million and Miranda does not carry on a cultural business (as such term is defined in the Investment Canada Act).

33.	Fees. Except for the fees of the financial advisor to Miranda, none of Miranda or any of its subsidiaries will be liable, directly or indirectly, for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent or intermediary in connection with the Offer.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

1.	Organization. The Acquiror has been duly incorporated under applicable Law, is validly existing and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted.

2.	Authority and Absence of Conflicts.

(a)	The Acquiror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Acquiror and no other proceedings on the part of the Acquiror are necessary to authorize this Agreement.

(b)	This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(c)	The execution and delivery by the Acquiror of this Agreement and performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)	the Acquiror’s certificate of incorporation, articles, by-laws or other constituting documents;

(ii)	except in connection with any Antitrust Approvals, any Law, regulation, order, judgment or decree; or

(iii)	any Contract to which it is a party, except where such violation, conflict, breach, default or failure to obtain or deliver any consent, approval or notice would not, individually or in the aggregate, materially impede the completion of the transactions contemplated by this Agreement.

(d)	Other than in connection with or in compliance with the Antitrust Approvals and except as otherwise contemplated herein, no filing or registration by the Acquiror with, or authorization, consent or approval of, any Governmental Entity need be obtained by the Acquiror in connection with the performance of its obligations hereunder or the making or the consummation of the Offer, or the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction, except for any filing, registration, authorization, consent or approval which, if not obtained or made, would not, individually or in the aggregate, materially impede the completion of the transactions contemplated by this Agreement.

3.	Sufficient Funds. The Acquiror has sufficient funds or adequate arrangements as such term is understood for purposes of Section 2.27 of Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids or Section 97.3 of the Securities Act (Ontario) for financing in place to satisfy, and will at the Expiry Time have sufficient funds to pay in full the consideration under the Offer.

4.	Share Ownership. Neither Belden nor the Acquiror beneficially own any Miranda Shares or securities convertible or exchangeable for Miranda Shares.

SCHEDULE E

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) dated June     , 2012 between Belden Inc. (“Belden”), a corporation incorporated under the laws of Delaware, Belden CDT (Canada) Inc. (“Offeror”), a corporation incorporated under the laws of Ontario and                              (the “Seller”).

WHEREAS:

A.	The Offeror is willing to make an offer to all of the Miranda Shareholders by way of a take-over bid to acquire all of the issued and outstanding Miranda Shares, including all Miranda Shares issued after the date of the Offer and prior to the Expiry Time upon the exercise of Options that are outstanding on the date hereof, on the terms and subject to the conditions set out in this Agreement;

B.	The Offeror is contemporaneously herewith entering into a support agreement (the “Support Agreement”) with Miranda Technologies Inc. (“Miranda”) which provides for, among other things, the terms and conditions under which the Offeror will make the Offer and the terms and conditions of the Offer; and

C.	This Agreement sets out the terms and conditions of the Seller’s agreement to (i) support the Offer, (ii) exercise and/or surrender and cancel all Options presently or subsequently, and (ii) deposit or cause to be deposited irrevocably under the Offer (a) all Miranda Shares legally or beneficially owned by the Seller, or over which the Seller exercises control or direction, as of the date hereof and (b) all Miranda Shares legally or beneficially acquired by the Seller, or over which the Seller obtains control or direction, after the date hereof, including Miranda Shares acquired after the date hereof upon the exercise of Options (all such Miranda Shares collectively being the “Seller’s Securities”).

NOW THEREFORE in consideration of the Offeror agreeing to make the Offer, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Offeror and the Seller agree as follows:

ARTICLE 1

OFFER

1.1 Offer for Miranda Shares

The Offeror will publicly announce its intention to make the Offer and make the Offer on the terms and subject to the conditions set out in the Support Agreement, and will mail the Offer Documents no later than the Latest Mailing Time (as such time may be extended, from time to time, in accordance with Article 2 of the Support Agreement), all in accordance with the Support Agreement.

1.2 Take-Up and Payment

Provided all conditions to the Offer set out in Schedule A to the Support Agreement have been satisfied or waived in accordance with the provisions of the Support Agreement, the Offeror will take up and pay for all the Seller’s Securities deposited under the Offer promptly and, in any event, not later than three business days following the time at which it first becomes entitled to take up such securities under the Offer pursuant to Securities Laws.

1.3 Conditions

The conditions to the making of the Offer are set out in Section 2.1(e) of the Support Agreement and the conditions to the Offer are set out in Schedule A to the Support Agreement. All such conditions are for the sole benefit of the Offeror and the Offeror may, in its sole discretion, modify or waive any such term or condition, subject to the terms of the Support Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Seller

The Seller represents and warrants to and in favour of the Offeror as follows as at the date hereof and immediately prior to the Effective Time, and acknowledges that the Offeror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Ownership, etc. The Seller is the sole beneficial owner of, or exercises control or direction over, all of the Seller’s Securities listed in Appendix A, attached hereto. The only securities of Miranda legally or beneficially owned by the Seller, or over which the Seller exercises control or direction, are those listed in Appendix A to this Agreement. Except for the Options set out in Appendix A, the Seller has no agreement or option, or right or privilege (pre-emptive, contractual or by Law) capable of becoming an agreement or option, for the purchase or acquisition by the Seller or transfer to the Seller of additional securities of Miranda and is not aware of any issued and outstanding convertible securities of Miranda, other than the Options.

(b)	Good Title. The Seller’s Securities to be acquired by the Offeror pursuant to the Offer will, immediately prior to the time at which the Offeror takes up and pays for such Seller’s Securities, be beneficially owned by the Seller with good and marketable title, free and clear of any and all Encumbrances. The Seller’s Securities are not subject to any securityholders’ agreement, voting trust or similar agreement or any right or privilege (pre-emptive, contractual or by Law) capable of becoming a securityholders’ agreement, voting trust or other agreement affecting the Seller’s Securities or the ability of the Seller (or, after the acquisition by the Offeror pursuant to the Offer, the Offeror) to exercise ownership rights thereto, including the voting of any such Seller’s Securities or any securities of Miranda for which the Seller’s Securities may be exercised or exchanged.

(c)	No Agreements. No person whatsoever has any agreement or option, or any right or privilege (pre-emptive, contractual or by Law) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Seller, or any registered holder of Seller’s Securities, of any of the Seller’s Securities, or any interest therein or right thereto, except pursuant to this Agreement. Other than as disclosed in writing to the Offeror, there does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of Miranda or any of its affiliates to the Seller, or any affiliates of the Seller, as applicable.

(d)	No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Seller, which could materially impair (i) the ability of the Seller to perform its obligations under this Agreement, or (ii) the title of the Seller to any of the Seller’s Securities.

(e)	Consents. There is no requirement of the Seller to make any filing with, give any notice to, or obtain any permit, license, sanction, ruling, order, exemption or consent, approval or waiver of, any Governmental Entity or other person (including the lapse, without objection, of a prescribed time under Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement or the Offer, or the execution and delivery by the Seller and enforcement against the Seller of this Agreement.

(f)	Non-Contravention. The execution and delivery by the Seller of this Agreement, the authorization of this Agreement by the Seller, and the performance by the Seller of its obligations under this Agreement, (i) does not require any authorization to be obtained by the Seller, and (ii) will not (with or without notice or the lapse of time or the happening of any other event or condition) result in a breach or a violation of (A) any agreement, contract or indenture to which the Seller is a party or by which the Seller is, or the Seller’s Securities are, bound, and (B) any applicable Laws.

(g)	Sophisticated Seller. The Seller is a sophisticated seller with respect to the Seller’s Securities and has independently and without reliance upon the Offeror, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that the Offeror has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth or incorporated by reference in this Agreement.

(h)	Execution and Delivery. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, or (ii) general equitable principles.

2.2 Representations and Warranties of Belden and the Offeror

Belden and the Offeror hereby represent and warrant to and in favour of the Seller that the representations and warranties made by Belden and the Offeror in Section 3.2 of the Support Agreement (which incorporates by reference the representations and warranties in Schedule E to the Support Agreement) are true and correct on the date of this Agreement as though made on and as of this date, and acknowledges that the Seller is relying upon such representations and warranties in connection with the matters contemplated by this Agreement. For purposes of this Section 2.2, any reference to “this Agreement” in the representations and warranties of the Offeror in Section 3.2 (which incorporates by reference the representations and warranties in Schedule E to the Support Agreement) of the Support Agreement shall be deemed to be a reference to this Agreement.

ARTICLE 3

COVENANTS OF THE SELLER

3.1 General

The Seller covenants that from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 5, or (ii) the Offeror having taken up and paid for Miranda Shares (including, for certainty, the Seller’s Securities) under the Offer, except in accordance with the provisions of this Agreement, the Seller will:

(a)	not, directly or indirectly, through any representatives or agents or, if applicable, its respective officers, directors, employees, (i) solicit, assist, initiate, encourage, promote or otherwise knowingly facilitate (including by way of furnishing information or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal or potential Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to Miranda or otherwise co-operate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person to make or complete any Acquisition Proposal;

(b)	immediately cease and cause to be terminated any existing solicitation, assistance, discussion, negotiation or process with or involving any person (other than the Offeror) that may be ongoing with respect to or which could reasonably be expected to lead to an Acquisition Proposal;

(c)	not grant an option on, sell, transfer, pledge, encumber, grant any Encumbrance on or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Seller’s Securities, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing, except pursuant to the Offer and this Agreement;

(d)	not grant or agree to grant any proxy, power of attorney or other right to vote the Seller’s Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of security holders or give consents or approval of any kind with respect to any of the Seller’s Securities;

(e)	not acquire or enter into any agreement or option, or any right or privilege (whether pre-emptive, contractual or by Laws) capable of becoming an agreement or option to acquire any securities of Miranda in addition to the Seller’s Securities;

(f)	not vote or cause to be voted any of the Seller’s Securities in respect of any proposed action by Miranda or the Miranda Shareholders or affiliates or any other person or group in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Offer or any other transaction contemplated by this Agreement; and

(g)	not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Seller’s Securities pursuant to this Article 3.

3.2 Acknowledgement

The Offeror acknowledges and agrees that the Seller is bound hereunder solely in its capacity as a Shareholder and that the provisions hereof shall not be deemed or interpreted to bind the Seller in the Seller’s capacity as a director, officer or employee of Miranda. For the avoidance of doubt, nothing in this Agreement shall limit any person from fulfilling his fiduciary duties as a director or officer of Miranda and nothing in this Agreement shall prevent a Seller who is a member of the Miranda Board or an officer of Miranda from engaging, in such Seller’s capacity as a director or officer of Miranda, in discussions or negotiations with a person in response to any bona fide Acquisition Proposal that could result in a Superior Proposal in accordance with the provisions of the Support Agreement.

3.3 Alternative Transaction

If the Offeror concludes after the date of this Agreement that it is necessary or desirable to proceed with an Alternative Transaction in accordance with the provisions of the Support Agreement, then the Seller irrevocably covenants to support the completion of such Alternative Transaction, including, if applicable, by voting the Seller’s Securities in favour of any resolution or resolutions approving such Alternative Transaction. In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” with necessary modifications and all terms, covenants, representations and warranties of this Agreement (with the adjustments necessary to reflect the Alternative Transaction) shall be and shall be deemed to have been made in the context of the Alternative Transaction.

3.4 Belden Guarantee of Performance of the Offeror

Belden hereby unconditionally and irrevocably guarantees, and covenants and agrees to be solidarily (jointly and severally) liable with the Offeror, as principal obligor, for the due and punctual performance of each and every obligation of the Offeror under this Agreement.

ARTICLE 4

DEPOSIT AND NON-WITHDRAWAL

4.1 Deposit

The Seller irrevocably and unconditionally agrees to validly deposit or cause to be validly deposited with the depositary under the Offer, together with all duly completed and executed letters of transmittal (as applicable), all of the Seller’s Securities (other than Miranda Shares issuable upon the exercise of Options, provided that if the Seller exercises such Options for Miranda Shares, such Miranda Shares shall be deposited in accordance with Section 4.2), not earlier than two business days, but not later than five business days, after the date of the Offer. In the event the Seller subsequently obtains any additional Miranda Shares, such Miranda Shares shall likewise be deposited, as soon as practicable and in any event prior to the Expiry Time, under the Offer in accordance with its terms.

4.2 Deposit of Options

If applicable, the Seller shall exercise Options for Miranda Shares and/or surrender and cancel such Options (as contemplated in the Support Agreement), and the Seller irrevocably and unconditionally agrees that all such Miranda Shares issuable upon the exercise of such Options shall, within one Business Day of issuance, be validly deposited with the depositary under the Offer, together with all duly completed and executed letters of transmittal (as applicable), in accordance with Section 4.12 of the Support Agreement.

4.3 Non-Withdrawal

Subject to Section 4.4 and the provisions of this Agreement, the Seller irrevocably and unconditionally agrees that, except with the prior written consent of the Offeror, neither it nor any person or entity on its behalf will withdraw or take any action to withdraw any of the Seller’s Securities deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it may have unless this Agreement is terminated in accordance with its terms prior to the taking up of the Seller’s Securities under the Offer.

4.4 Withdrawal of Seller’s Securities

The Seller will be permitted to withdraw the Seller’s Securities deposited under the Offer in order to support or vote in favour of, or tender or deposit the Seller’s Securities to, an Acquisition Proposal if, and only if (a) such Acquisition Proposal is a Superior Proposal, (b) the Support Agreement has been terminated in accordance with its terms, and (c) Miranda has complied with Sections 4.6 and 4.7 of the Support Agreement.

ARTICLE 5

TERMINATION OF AGREEMENT

5.1 Termination

This Agreement may be terminated:

(a)	by mutual written consent of the Offeror and the Seller;

(b)	by the Offeror by written notice to the Seller if:

(i)	the Support Agreement is terminated in accordance with its terms; or

(ii)	the Seller is in material breach of any representation, warranty or covenant of the Seller contained in this Agreement; or

(c)	by the Seller upon written notice to Belden and the Offeror if:

(i)	the Offeror does not commence the Offer by the Latest Mailing Time (as such time may be extended, from time to time, in accordance with Article 2 of the Support Agreement), other than as a result of Miranda’s default or breach of a material covenant or obligation under the Support Agreement;

(ii)	Belden or the Offeror is in material breach of any representation, warranty or covenant of the Offeror contained herein or in the Support Agreement;

(iii)	the Seller is permitted to support or vote in favour of, or tender or deposit the Seller’s Securities to, an Acquisition Proposal pursuant to Section 4.4;

(iv)	the Seller’s Securities have not been taken up and paid for by the Offeror by the Outside Date;

(v)	Belden and the Offeror impose additional conditions to completion of the Offer or modify or waive a term or condition of the Offer without the prior written consent of Miranda, unless otherwise permitted by Article 2 of the Support Agreement;

(vi)	Belden determines that it is necessary or desirable to proceed with an Alternative Transaction in accordance with Section 6.2 of the Support Agreement, and the terms of such transaction are materially adverse to the Seller; or

(vii)	if the Support Agreement is terminated in accordance with its terms,

provided that the right of the Seller to terminate this Agreement pursuant to this Section will not be available to the Seller if the failure of Seller to perform any of its obligations under this Agreement required to be performed by it (or a breach of any of its representations or warranties) has prohibited or delayed the Offeror from taking up and paying for the Miranda Shares prior to the Outside Date.

5.2 Effect of Termination

If this Agreement is terminated pursuant to Article 5.1, there shall be no liability or further obligation on the part of any party hereto; provided that nothing in this Section 5.2 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof. Upon valid termination of this Agreement by the Seller pursuant to Section 5.1(c), Seller shall be entitled to withdraw any of the Seller’s Securities tendered to the Offer.

ARTICLE 6

GENERAL

6.1 Definitions, Gender, Number, and Headings

The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation. Any capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Support Agreement. Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

6.2 Disclosure

The Seller consents to the Offeror disclosing the existence of this Agreement in any press release or other public disclosure document and consents to a copy of this Agreement being provided to Miranda and being filed on SEDAR on or following the date hereof. The Seller acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery will appear in the Offer Documents, in the Miranda Circular and in any other public disclosure document required by Securities Laws in connection with any Alternative Transaction.

6.3 Withholding

The Seller acknowledges that Miranda (and Offeror, as applicable) shall withhold and remit to the relevant Governmental Entity any amounts necessary in compliance with Law and in connection therewith may withhold such number of Miranda Shares otherwise issuable on the exercise and/or surrender and cancellation of Options, as may be necessary to satisfy Miranda’s withholding obligations under Law.

6.4 Further Assurances

Each of the parties hereto will, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.5 Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior express written consent of the other party. Notwithstanding the foregoing provisions of this

Section 6.5, the Offeror may assign all or any part of its rights or obligations under this Agreement to an affiliate, and the shareholder or shareholders of the Offeror may assign all or part of their shares in the Offeror to affiliates of any of them provided that if such assignment takes place, the Offeror shall continue to be liable to the Seller for any default in performance by the assignee.

6.6 Survival

The representations and warranties set forth in this Agreement shall survive for a period of two years following the purchase of the Seller’s Securities.

6.7 Time

Time shall be of the essence of this Agreement.

6.8 Defined Terms

Terms used but not defined herein have the meanings ascribed to such terms in the Support Agreement.

6.9 Currency

All sums of money referred to in this Agreement shall mean Canadian funds.

6.10 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Québec and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as a Québec contract. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Québec in respect of all matters arising under and in relation to this Agreement and the Offer.

6.11 Entire Agreement

This Agreement, including the Appendix hereto, constitutes and comprises the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. The Appendix hereto shall for all purposes form an integral part of this Agreement. The Seller acknowledges having been provided by Miranda, and having reviewed, a copy of the Support Agreement.

6.12 Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.13 Specific Performance and Injunctions

The Seller recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer and that the Offeror would not contemplate making the

Offer unless this Agreement was executed, and that a breach by the Seller of any covenants or other commitments or obligations contained in the Agreement will cause the Offeror to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, the Offeror will be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity, and the Seller further agrees to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which the Offeror may be entitled at Law or in equity.

6.14 Miranda Shares

References to “Miranda Shares” and “Seller’s Securities” include all shares or other securities into which Miranda Shares may be, after the date hereof, converted into, exchanged for or otherwise changed into pursuant to any liquidation, dissolution, recapitalization, merger, reorganization, amalgamation, amendment to the Miranda’s articles, extraordinary dividend, or other business combination involving Miranda prior to the Expiry Time, and shall also include any and all dividends of cash, securities or other property paid on such Miranda Shares on or after the date hereof.

6.15 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile or other electronic transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then the next succeeding business day, in the place of receipt) and if sent by facsimile or other electronic transmission be deemed to have been given and received at the time of receipt (if a business day, if not, then the next succeeding business day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(i)	If to Seller, at:

[Seller’s address]

Attention:

Telecopier No.:

(ii)	If to Belden at:

Belden Inc.

7733 Forsyth Blvd., Suite 800

St. Louis, MO 63105

Attention: Legal Department

Telecopier No.: 314-854-8001

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1E6

Attention: Jonathan Grant

Telecopier No.: 416-868-0673

(iii)	If to the Offeror at:

Belden CDT (Canada) Inc.

1 First Canadian Place, 16th Floor

100 King Street West

Toronto, Ontario M5X 1G5

Attention: Legal Department

Telecopier No.: 314-854-8001

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1E6

Attention: Jonathan Grant

Telecopier No.: 416-868-0673

6.16 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.17 Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

6.18 Expenses

Each of the parties shall bear their own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

6.19 Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of facsimile or email transmission.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

BELDEN INC.

By:

Name:
Title:

BELDEN CDT (CANADA) INC.

By:

Name:
Title:

SIGNED, SEALED &DELIVERED In the presence of:
Witness	Name

APPENDIX A

Securities Owned by Seller

Common Shares	Options